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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CenturyTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2006 Notice of Annual Meeting
and Proxy Statement
Annual Financial Report

Thursday, May 11, 2006
2:00 p.m. local time
100 CenturyTel Drive
Monroe, Louisiana

March 31, 2006
Dear Shareholder:
     It is a pleasure to invite you to our 2006 Annual Meeting of Shareholders on Thursday, May 11, beginning at 2:00 p.m. local time, at our headquarters in Monroe, Louisiana. I hope you will be able to attend.
     As in the past, this booklet includes our formal notice of the meeting, our proxy statement and our annual financial report.
     Most of you have received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of CenturyTel or your broker or other nominee. Each CenturyTel share that you have “beneficially owned” continuously since May 30, 1987 generally entitles you to ten votes; each other share entitles you to one vote. Shares held through a broker or other nominee are presumed to have one vote per share. In lieu of receiving a proxy card, participants in our benefit plans have been furnished with voting instruction cards. The reverse side of this letter describes our voting provisions in greater detail.
     Regardless of how many shares you own or whether you plan to attend the meeting in person, it is important that your shares be voted at the meeting. At your earliest convenience, please complete the enclosed proxy card (or voting instruction cards) and return it or them promptly in the enclosed return envelope.
     Thank you for your interest and continued support.

Sincerely,

Glen F. Post, III
Chairman of the Board and
Chief Executive Officer

VOTING PROVISIONS
Shareholders
     Record Shareholders. In general, shares registered in the name of any natural person or estate that are represented by certificates dated as of or prior to May 30, 1987 are presumed to have ten votes per share and all other shares are presumed to have one vote per share. However, the Company’s articles of incorporation (the relevant provisions of which are reproduced below) set forth a list of circumstances in which the foregoing presumptions may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Company briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.
     Beneficial Shareholders. All shares held through a broker, bank or other nominee are presumed to have one vote per share. The Company’s articles of incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held since May 30, 1987 all of the attributes of beneficial ownership referred to in Article III(C)(2) reproduced below. If you believe that some or all of your shares are entitled to ten votes, you may follow one of two procedures. First, you may write a letter to the Company describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted.
     Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company’s voting procedures, please call the Company at (318) 388-9500.
Participants in Benefit Plans
     Participants in the Company’s Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan have received voting instruction cards in lieu of a proxy card. For additional information, please refer to the materials supplied by the trustee of the plans in which you participate.
* * * *
Excerpts from the Company’s Articles of Incorporation
     Paragraph C of Article III of the Company’s articles of incorporation provides as follows:
     (1) Each share of Common Stock . . . which has been beneficially owned continuously by the same person since May 30, 1987 will entitle such person to ten votes with respect to such share on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action . . .
(2) (a) For purposes of this paragraph C, a change in beneficial ownership of a share of the Corporation’s stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such share; (ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect to such share.
     (b) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (4) of this paragraph C, a change in beneficial ownership will be deemed to have occurred whenever a share of stock is transferred of record into the name of any other person.
     (c) In the case of a share of Common Stock . . . held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, if it has not been established pursuant to the procedures referred to in subparagraph (4) that such share was beneficially owned continuously since May 30, 1987 by the person who possesses all of the attributes of beneficial ownership referred to in clauses (i) through (iv) of subparagraph (2)(a) of this paragraph C with respect to such share of Common Stock . . . then such share of Common Stock . . . will carry with it only one vote regardless of when record ownership of such share was acquired.
     (d) In the case of a share of stock held of record in the name of any person as trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act or any comparable statute as in effect in any state, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting.
(3) Notwithstanding anything in this paragraph C to the contrary, no change in beneficial ownership will be deemed to have occurred solely as a result of:
     (a) any event that occurred prior to May 30, 1987, including contracts providing for options, rights of first refusal and similar arrangements, in existence on such date to which any holder of shares of stock is a party;
     (b) any transfer of any interest in shares of stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph C;
     (c) any change in the beneficiary of any trust, or any distribution of a share of stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specified age, or the creation or termination of any guardianship or custodian arrangement; or
     (d) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock.
     (4) For purposes of this paragraph C, all determinations concerning changes in beneficial ownership, or the absence of any such change, will be made by the Corporation. Written procedures designed to facilitate such determinations will be established by the Corporation and refined from time to time. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on all information concerning beneficial ownership of a share of stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent will be charged with any other knowledge concerning the beneficial ownership of a share of stock.
     (5) Each share of Common Stock acquired by reason of any stock split or dividend will be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the share of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.
* * * *
     (8) Shares of Common Stock held by the Corporation’s employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.
* * * *

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500
Notice of Annual Meeting of Shareholders

TIME AND DATE	2:00 p.m. CST on Thursday, May 11, 2006

PLACE	Corporate Conference Room
CenturyTel Headquarters
100 CenturyTel Drive
Monroe, Louisiana

ITEMS OF BUSINESS	(1)	To elect four Class III directors for three-year terms

	(2)	To ratify the appointment of KPMG LLP as our independent auditor for 2006

	(3)	To transact such other business as may properly come before the annual meeting and any adjournment.

RECORD DATE	You can vote if you are a shareholder of record on March 17, 2006.

ANNUAL REPORT	Our 2005 annual report is in two parts:

(1)	our 2005 Financial Report, which is contained in Appendix A to this Proxy Statement

(2)	our 2005 Annual Report, which is enclosed with these materials as a separate booklet.

Neither of these documents are a part of our proxy soliciting materials.

PROXY VOTING	Shareholders are invited to attend the annual meeting in person. Even if you expect to attend, it is important that you please sign, date and return the enclosed proxy card promptly. If you plan to attend and wish to vote your shares personally, you may do so at any time before your proxy is voted.
Stacey W. Goff
Secretary
March 31, 2006

i

ii

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500
PROXY STATEMENT
March 31, 2006
     Our Board of Directors is soliciting proxies for use at the CenturyTel, Inc. Annual Meeting of Shareholders to be held at the time and place described in the accompanying notice, and at any adjournments thereof. Beginning on or about April 4, 2006, we are mailing this proxy statement to our shareholders of record as of March 17, 2006.
     As of March 17, 2006, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, we had outstanding 115,591,380 shares of common stock and 314,000 shares of Series L preferred stock that vote together with the common stock as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. Our restated Articles of Incorporation generally provide that holders of Common Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of our Articles and the voting procedures that we have adopted thereunder contain several provisions governing the voting power of Common Shares, including a presumption that each Common Share held by nominees or by any holder other than a natural person or estate entitles such holder to one vote, unless the holder furnishes us with proof to the contrary. Applying the presumptions described in Article III and information known to us, our records indicate that 189,746,533 votes are entitled to be cast at the Annual Meeting, of which 189,432,533 (99.9%) are attributable to the Common Shares. Unless otherwise indicated, we have calculated all percentages of voting power in this proxy statement based on this number of votes.
     If you are a participant in our Automatic Dividend Reinvestment and Stock Purchase Service or our Employee Stock Purchase Plans, our enclosed proxy card covers shares credited to your account under each plan, as well as any shares directly registered in your name. You should not, however, use the proxy card to vote any shares held for you in our Employee Stock Ownership Plan, Dollars & Sense Plan, Union Retirement Savings Plan, Union Group Incentive Plan, or Security Systems Inc. 401(k) Plan. Instead, participants in these plans will receive from the plan trustees separate voting instruction cards covering these shares. Plan participants should complete and return these voting instruction cards in the manner provided in the instructions that accompany such cards.
     We will pay all expenses of soliciting proxies for the Annual Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $7,500 and will reimburse Innisfree for certain of its out-of-pocket expenses.
ELECTION OF DIRECTORS
(Item 1 on Proxy or Voting Instruction Card)
     The Board of Directors has fixed the number of directors at 12 members, which are divided under our Articles of Incorporation into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders’ meeting. The shareholders will elect four Class III directors at the Annual Meeting. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has nominated the four individuals listed below to serve as Class III directors. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of these below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the Annual Meeting. For additional information on our nomination process, see “Corporate Governance - Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.
     The following provides certain information with respect to each nominee, each other director whose term will continue after the Annual Meeting, and each of our executive officers named in the compensation tables appearing elsewhere herein. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

Class III Directors (for terms expiring in 2009):

Fred R. Nichols, age 59; a director since May 2003; retired in 2000 after serving as Executive Vice President of Operations of Cox Communications, Inc. from August 1999 to February 2000 and as Chairman of the Board, President and Chief Executive Officer of TCA Cable TV, Inc. from 1997 to August 1999.
Committee Membership:	Audit; Compensation

Harvey P. Perry, age 61; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyTel since January 1, 2004; retired from CenturyTel on December 31, 2003 after serving as Executive Vice President and Chief Administrative Officer for almost five years, as Secretary for 18 years and as General Counsel for 20 years.
Committee Membership:	Executive

Jim D. Reppond, age 64; a director since 1986; retired from CenturyTel in 1996 after serving as President-Telephone Group (or a comparable predecessor position) for several years.
Committee Memberships:	Executive; Nominating and Corporate Governance

Joseph R. Zimmel, age 52; a director since January 2003; retired in 2002 after serving as a managing director of the investment banking division of The Goldman Sachs Group, Inc. from 1996 to 2001; a director of Digitas Inc.
Committee Membership:	Audit

The Board unanimously recommends a vote FOR each of these nominees.

Class I Directors (term expires in 2007):

William R. Boles, Jr., age 49; a director since 1992; an attorney with The Boles Law Firm, as to which Mr. Boles is an executive officer, director and co-owner.
Committee Memberships:	Risk Evaluation (Chairman)

W. Bruce Hanks, age 51; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since December 1, 2005; Athletic Director of the University of Louisiana at Monroe from March 2001 to June 2004; a senior or executive officer of CenturyTel with operational or strategic development responsibilities for several years prior to such time; an advisory director of IberiaBank Corporation.
Committee Membership:	Risk Evaluation

C. G. Melville, Jr., age 65; a director since 1968; private investor since 1992; retired executive officer of an equipment distributor.
Committee Memberships:	Compensation (Chairman); Nominating and Corporate Governance

Glen F. Post, III, age 53; a director since 1985; Chairman of the Board of CenturyTel since June 2002 and Chief Executive Officer of CenturyTel since 1993. Mr. Post also served as Vice Chairman of the Board from 1993 to 2002 and President from 1990 to 2002.
Committee Membership:	Executive (Chairman)

Class II Directors (term expires in 2008):

Virginia Boulet, age 52; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm, since March 2002; Partner, Phelps Dunbar, L.L.P., a law firm, for 10 years prior to such time; President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company, from March 2002 to February 2004; a director of W&T Offshore, Inc.
Committee Memberships:	Nominating and Corporate Governance (Chairperson); Audit

Calvin Czeschin, age 70; a director since 1975; President and Chief Executive Officer of Yelcot Telephone Company and Ultimate Auto Group.
Committee Memberships:	Executive; Risk Evaluation

James B. Gardner, age 71; a director since 1981; Senior Managing Director of the capital markets division of Samco Capital Markets, a division of Penson Financial Services, Inc., since November 2001; Managing Director of such division for over seven years prior to such date; a director of Ennis, Inc.
Committee Memberships:	Audit (Chairman); Executive; Compensation

Gregory J. McCray, age 43; a director since May 2005; Chief Executive Officer of Antenova Limited, a British company which develops and markets wireless components, since January 2003; President of McCray Consulting, a technology consulting company, from March 2002 to December 2002; Chief Executive Officer of Pipinghot Networks Ltd., a wireless technology research and development company, from December 2000 to February 2002.
Committee Memberships:	Risk Evaluation

Named Executive Officers Who Are Not Directors:

Karen A. Puckett, age 45; President and Chief Operating Officer since August 2002; Executive Vice President and Chief Operating Officer from July 2000 to August 2002.

R. Stewart Ewing, Jr., age 54; Executive Vice President and Chief Financial Officer.

David D. Cole, age 48; Senior Vice President — Operations.

Stacey W. Goff, age 40; Senior Vice President, General Counsel and Secretary since August 2003; Vice President and Assistant General Counsel from 2000 to July 2003.

CORPORATE GOVERNANCE
Governance Guidelines
     Listed below are excerpts from our corporate governance guidelines, which the Board reviews at least annually. For information on how you can obtain a complete copy of these guidelines, see “ — Access to Information” below.
1.	Director Qualifications
•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ independence qualifications, as well as consideration of diversity, age, character, judgment, skills and experience in the context of the needs of the Board. It is the general sense of the Board that no more than two management directors should serve on the Board.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board. It is not the sense of the Board that in every such instance the director should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board. No director may be appointed or nominated to a new term if he or she would be age 72 or older at the time of the election or appointment.

•	The Nominating and Corporate Governance Committee will review each director’s continuation on the Board at least once every three years.

•	Directors will be deemed to be “independent” if (i) the Board affirmatively confirms that neither the director nor any organization with which the director is affiliated receives any payments from the Company other than Permissible Directors Compensation (as defined below) and (ii) none of the disqualifying events or conditions specified in Rule 303A(2)(b) of the NYSE Listed Company Manual apply to the director. For purposes hereof, “Permissible Directors Compensation” means (i) director and committee fees, (ii) reimbursement for an annual physical, continuing education, travel and other out-of-pocket expenses in accordance with the Company’s applicable policies and (iii) a pension or other form of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. The Board may make determinations or interpretations under this paragraph, provided that they are consistent with the foregoing standards.

•	Once the Board has determined that a director is independent, the director may not engage in any transaction with the Company, either directly or indirectly through an immediate family member or related entity, without such transaction being approved by the Board.
2.	Director Responsibilities
•	The Chairman will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

•	The non-management directors will meet in executive session at least quarterly. The director who presides at these meetings will be an independent director chosen annually by the non-management directors, and his or her name will be disclosed in the annual proxy statement.
3.	Board Committees
•	The Board will have at all times an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors, as defined in Section 1 above.

•	The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with members of the committee and others specified in the committee’s charter, will develop the committee’s agenda.

•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

•	Each committee may meet in executive session as often as it deems appropriate.
4.	Director Access to Officers and Employees
•	Directors have full and free access to officers and employees of the Company.

•	The Board welcomes regular attendance at each Board meeting of senior officers of the Company.
5.	Director Compensation
•	The form and amount of director compensation will be determined by the Nominating and Corporate Governance Committee on the terms and conditions

(and subject to the exceptions) set forth in its charter, and such Committee will review director compensation annually.
6.	Director Orientation and Continuing Education
•	The Nominating and Corporate Governance Committee shall maintain an Orientation Program for new directors. All new directors must participate in the Company’s Orientation Program, which should be conducted as soon as practicable after new directors are elected or appointed.

•	The Company will also maintain a Continuing Education Program for directors, pursuant to which it will endeavor to periodically update directors on industry, technological and regulatory developments, and to provide adequate resources to support directors in understanding the Company’s business and matters to be acted upon at board and committee meetings.
7.	CEO Evaluation and Management Succession
•	The Nominating and Corporate Governance Committee will conduct an annual review of the CEO’s performance. The Nominating and Corporate Governance Committee will provide a report of its findings to the Board of Directors (with appropriate recusals of the CEO and other management directors, as necessary) to enable the Board to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

•	The Nominating and Corporate Governance Committee should report periodically to the Board on succession planning. The entire Board will consult periodically with the Nominating and Corporate Governance Committee regarding potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
8.	Annual Evaluation
•	The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.
9.	Standards of Business Conduct and Ethics
•	All of the Company’s directors, officers and employees are required to abide by the Company’s long-standing Corporate Compliance Program, which includes standards of business conduct and ethics. The Company’s program and related procedures cover all areas of professional conduct, including employment policy, conflicts of interests, protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.
•	Any waiver of the Company’s policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Audit Committee and will be promptly disclosed as required by applicable law or stock exchange regulations.
Independence
     Based on the information made available to it, the Board of Directors has affirmatively determined that Virginia Boulet, James B. Gardner, W. Bruce Hanks, C. G. Melville, Jr., Gregory J. McCray, Fred R. Nichols, Jim D. Reppond and Joseph R. Zimmel qualify as independent directors under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all commercial, consulting, legal, accounting, charitable, and familial relationships any director may have with CenturyTel or its management.
Committees of the Board
     During 2005, the Board of Directors held four regular meetings and eight special meetings.
     During 2005, the Board’s Audit Committee held nine meetings. The Audit Committee’s functions are described further below under “Report of Audit Committee.”
     The Board’s Compensation Committee held four meetings during 2005. The Compensation Committee’s Incentive Awards Subcommittee met once during 2005. Both the Compensation Committee and the Subcommittee are described further below under “Executive Compensation and Related Information — Compensation Committee Report.”
     The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met three times during 2005. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance and (v) reviewing annually the Chief Executive Officer’s performance and reporting to the Board on succession planning for senior executive officers. For information on the director nomination process, see “ — Director Nomination Process” below.
     Each of the committees listed above is composed solely of independent directors under the standards referred to above under “ — Governance Guidelines.”

     If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “ — Access to Information.”
     We expect all of our directors to attend our annual shareholders meetings. Each director attended the 2005 annual shareholders meeting, except for one director who was recovering from surgery.
Director Nomination Process
     Nominations for the election of directors at our annual shareholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to CenturyTel’s secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholder’s meeting. For the Annual Meeting this year, the Board has nominated the four nominees listed above under “Election of Directors” to stand for election as Class III directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2007 annual shareholders meeting, see “Other Matters — Shareholder Nominations and Proposals.”
     The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that the proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.
     The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.

     In the past, the Nominating Committee has considered director candidates suggested by Committee members, other directors, senior management and shareholders. In the recent past, the Nominating Committee has retained, on an as-needed basis and at our expense, national search firms to help identify potential director candidates. Each of our three newest directors were initially identified or screened by national search firms retained by the Nominating Committee.
     Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, age, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee periodically assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.
     Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyTel.
Director Compensation
     Cash and Stock Payments. Each director who is not employed (which we refer to as outside directors or non-management directors) is paid an annual fee of $50,000 plus $2,000 for attending each regular board meeting, $2,500 for attending each special board meeting and each day of the Board’s annual planning session, and $1,500 for attending each meeting of a board committee. Outside directors who attend a director education program are credited with attending an extra special board meeting (and are reimbursed for their related expenses).
     Currently the Vice Chairman of the Board is paid supplemental board fees at the rate of $100,000 per year. The Vice Chairman’s duties include (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.
     Currently (i) the chair of the Audit Committee is paid supplemental board fees at the rate of $20,000 per year and (ii) the chair of the Compensation Committee, the chair of the Nominating Committee and the chair of the Risk Evaluation Committee are each paid supplemental board fees at the rate of $10,000 per year.

     In 2005, the shareholders approved the 2005 Directors Stock Plan, which permits us to grant to outside directors options, restricted stock and other types of equity awards. During 2005, the Compensation Committee authorized each outside director to receive $100,000 of Restricted Stock (which were valued based on the average closing price of the Common Shares on each of the 15 trading days preceding our 2005 annual meeting). This Restricted Stock will vest over a three-year period.
     In connection with a comprehensive review of all our nonqualified deferred compensation plans (which is more fully described below), in late 2005 we terminated our Outside Directors Retirement Plan, which had previously committed us to make pension payments to outside directors upon retirement. In 2002, we “froze” the plan to limit participation to outside directors as of May 31, 2002 and to limit benefits to those accrued through such date. In connection with terminating the plan, we paid participants the net present value of their accrued plan benefits plus additional amounts necessary to partially compensate each participant for his or her income taxes payable as a result thereof. Participants were offered a choice of receiving the net present value of their accrued plan benefits in the form of an annuity payable for life or a lump sum cash payment equal to the cost of the annuity.
     The table below summarizes the above-described cash and stock payments made to our outside directors in 2005:
2005 Compensation of Outside Directors

	Recurring Cash Payments						Other Payments
						Total		Retirement
			Board	Committee		Recurring	Restricted	Plan
Outside	Annual		Meeting	Meeting	Supplemental	Cash	Stock	Termination
Director	Retainer		Fees	Fees	Fees	Payments	Grants(1)	Payment(2)	Total
Mr. Boles	$50,000		$30,500	$6,000	$10,000	$96,500	$100,000	$166,778	$363,278
Ms. Boulet	50,000		33,000	18,000	10,000	111,000	100,000	150,395	361,395
Mr. Czeschin	50,000		45,500	7,000	—	102,500	100,000	357,129	559,629
Mr. Gardner	50,000		38,000	21,500	20,000	129,500	100,000	339,028	568,528
Mr. Hanks	50,000		43,000	6,000	—	99,000	100,000	18,443	217,443
Mr. McCray	37,500	(3)	23,500	6,000	—	67,000	100,000	—	167,000
Mr. Melville	50,000		45,500	10,500	10,000	116,000	100,000	313,641	529,641
Mr. Nichols	50,000		35,500	19,500	—	105,000	100,000	—	205,000
Mr. Perry	50,000		40,500	—	100,000	190,500	100,000	—	290,500
Mr. Reppond	50,000		35,500	1,500	—	87,000	100,000	183,442	370,422
Mr. Zimmel	50,000		33,000	12,000	—	95,000	100,000	—	195,000

(1)	As described further above, each outside director received 3,256 shares of Restricted Stock in May 2005.

(2)	Most of these non-recurring payments were funded by assets previously held by the trust for the terminated plan.

(3)	We prorated the 2005 annual retainer for Mr. McCray, who was elected in May 2005.

     Other Benefits. Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses and the estimated income taxes incurred by the director in connection with receiving these medical reimbursement payments.
     Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to CenturyTel. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.
     Under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. Harvey P. Perry used this charter service once during 2005.
Presiding Director
     As indicated above, the non-management directors meet in executive session at least quarterly. The non-management directors have selected Fred R. Nichols to preside over such meetings during 2006. As explained further on our website, you may contact Mr. Nichols by writing a letter to the Presiding Director, c/o Post Office Box 5061, Monroe, Louisiana 71211.
Access to Information
     The following documents are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005, and are posted on our website at www.centurytel.com:
•	Corporate governance guidelines

•	Charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee

•	Corporate compliance program (which includes our code of ethics)
     We will furnish printed copies of these materials upon the request of any shareholder.
RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
(Item 2 on Proxy or Voting Instruction Card)
     The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2006, and we are submitting that appointment to our shareholders for ratification at the Annual Meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

     If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.
     In connection with the audit of the 2006 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. That agreement is subject to alternative dispute resolution procedures and excludes punitive damage claims.
     The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2004 and 2005 services identified below:

	Amount Billed
	2004	2005
Audit Fees (1)	$4,600,000	$3,044,000
Audit-Related Fees(2)	129,000	83,000
Tax Fees(3)	1,088,000	528,000
All Other Fees	—	—

Total Fees	$5,817,000	$3,655,000

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting and management’s assessment of its review of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, and (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters.
(2)	Includes the cost of auditing our benefit plans and general accounting consulting services.
(3)	Includes costs associated with (i) assistance in preparing income tax returns (which were approximately $403,000 in 2004 and $209,000 in 2005); (ii) assistance with various tax audits (which were approximately $525,000 in 2004 and $237,000 in 2005); and (iii) general income tax planning, consultation and compliance (which were approximately $143,000 in 2004 and $82,000 in 2005).
     The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $40,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. The Chief Financial Officer is required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2004 or 2005.
     KPMG has advised us that one or more of its partners will be present at the Annual Meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
     Ratification of KPMG’s appointment as our independent auditor for 2006 will require the affirmative vote of at least a majority of the voting power present or represented at the Annual Meeting.
The Board unanimously recommends a vote FOR this proposal.
REPORT OF AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is currently composed of four directors, all of whom qualify as independent directors under our corporate governance guidelines. The Board has determined that James B. Gardner, Fred R. Nichols and Joseph R. Zimmel are audit committee financial experts, as defined under the federal securities laws.
     Management is responsible for our internal controls and the financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and, subject to shareholder ratification, to appoint the independent auditor.
     In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2005, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financing reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).
     KPMG also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.
     Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

     If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”
Submitted by the Audit Committee of the Board of Directors.

James B. Gardner (Chairman)	Fred R. Nichols
Virginia Boulet	Joseph R. Zimmel
OWNERSHIP OF OUR SECURITIES
Principal Shareholders
     The following table sets forth information regarding ownership of our Common Shares by each person known to us to have beneficially owned more than 5% of the outstanding Common Shares or to have controlled more than 5% of the total voting power on December 31, 2005.

	Amount and
	Nature of
	Beneficial		Percent of	Percent
	Ownership of		Outstanding	of Voting
Name and Address	Common Shares(1)		Common Shares(1)	Power(2)
Goldman Sachs Asset Management, L.P.	10,948,095	(3)	8.4%	5.3%
32 Old Slip
New York, New York 10005

Barclays Global Investors, NA	8,872,563	(4)	6.8%	4.3%
45 Fremont Street
San Francisco, California 94105

JPMorgan Chase & Co.	8,560,176	(5)	6.5%	4.1%
270 Park Avenue
New York, New York 10017

LSV Asset Management	6,698,606	(6)	5.1%	3.2%
1 N. Wacker Street, Suite 4000
Chicago, Illinois 60606

The Trust Company of Sterne, Agee & Leach, Inc.,	5,970,147	(7)	4.6%	28.7%
as trustee of the ESOP
800 Shades Creek Parkway, Suite 100
Birmingham, Alabama 35209

(1)	Determined in accordance with Rule 13d-3 of the Securities and Exchange Commission based upon information furnished by the persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see page 1 of this proxy statement.
(2)	Based on our records and, with respect to all shares held of record by the ESOP Trustee, based on information the ESOP Trustee periodically provides to us to establish that certain of these shares entitle the ESOP Trustee to cast ten votes per share.
(3)	Based on information contained in a Schedule 13G Report dated as of January 31, 2006 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2005, it held sole voting power with respect to 7,814,825 of these shares.

(4)	Based on information contained in a Schedule 13G Report dated as of January 31, 2006 that this investor and three of its affiliates filed with the Securities and Exchange Commission. In this report, the investor and its affiliates indicated that, as of December 31, 2005, they held sole voting power with respect to 7,716,685 of these shares.
(5)	Based on information contained in a Schedule 13G Report dated as of February 10, 2006 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2005, it and its affiliates collectively held sole voting power with respect to 6,852,329 of these shares, shared voting power with respect to 1,517,116 of these shares, sole dispositive power with respect to 6,967,420 of these shares, and shared dispositive power with respect to 1,569,204 of these shares.
(6)	Based on information contained in a Schedule 13G Report dated as of February 10, 2006 that this investor filed with the Securities and Exchange Commission. In this report, the investor indicated that, as of December 31, 2005, it held sole voting power with respect to 4,681,706 of these shares and sole dispositive power with respect to 6,565,506 of these shares.
(7)	Substantially all of the voting power attributable to these shares is directed by the participants of the ESOP, each of whom is deemed, subject to certain limited exceptions, to tender such instructions as a “named fiduciary” for all shares (except for PAYSOP shares) under such plan, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the participants of the ESOP.
Management and Directors
     The following table sets forth information, as of the Record Date, regarding the beneficial ownership of Common Shares by the below-named officers, each director, and the executive officers and directors as a group. Except as otherwise noted, (i) none of the persons named below beneficially owns more than 1% of the outstanding Common Shares or is entitled to cast more than 1% of the total voting power and (ii) all beneficially owned shares are held with sole voting and investment power.

	Components of Total Shares Owned
				Options
	Shares		Unvested	Exercisable	Total Shares
	Beneficially		Restricted	Within 60	Beneficially
Name	Owned (1)		Stock (2)	Days (3)	Owned
Named Officers:
Glen F. Post, III	189,459		152,100	1,640,000	1,981,559	(4)
Karen A. Puckett	13,883	(5)	61,600	369,999	445,482
R. Stewart Ewing, Jr.	70,388		51,240	453,000	574,628
David D. Cole	41,615	(6)	33,600	409,000	484,215
Stacey W. Goff	5,081		33,600	141,065	179,746

Outside Directors:
William R. Boles, Jr.	6,062		3,256	16,000	25,318
Virginia Boulet	4,561	(7)	3,256	6,000	13,817
Calvin Czeschin	321,997	(8)	3,256	16,000	341,253	(9)
James B. Gardner	3,500		3,256	16,000	22,756
W. Bruce Hanks	685		3,256	46,000	49,941
Gregory J. McCray	—		3,256	—	3,256
C.G. Melville, Jr.	8,022		3,256	—	11,278
Fred R. Nichols	2,000		3,256	12,000	17,256
Harvey P. Perry	47,678		3,256	172,000	222,934
Jim D. Reppond	57,920		3,256	16,000	77,176
Joseph R. Zimmel	5,000		3,256	13,667	21,923
All directors and executive officers as a group (17 persons)	785,236	(10)	401,556	3,517,373	4,704,165

(1)	This column includes the following number of shares allocated to the person’s account under the ESOP and 401(k) Plan: 83,148 — Mr. Post; 1,797 — Ms. Puckett; 38,398 — Mr. Ewing; 28,538 — Mr. Cole; and 2,681 — Mr. Goff. Participants in the 401(k) Plan who have attained 45 years of age or three years of service with us have investment power with respect to all shares held in their 401(k) Plan account, and participants in the ESOP who have attained 55 years of age and 10 years of participation in the plan have investment power with respect to a portion of the shares held in their ESOP accounts. Participants in both these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.

(2)	Constitutes unvested shares of Restricted Stock over which the person holds sole voting power but no investment power.

(3)	Constitutes shares that the person has the right to acquire within 60 days of the Record Date pursuant to options granted under our incentive compensation plans.

(4)	Constitutes 1.7% of the outstanding Common Shares and entitles Mr. Post to cast .5% of the total voting power.

(5)	Includes 200 shares held by Ms. Puckett as custodian for the benefit of her children.

(6)	Includes 4,927 Plan Shares beneficially held by Mr. Cole’s wife as one of our former employees in her accounts under the ESOP and 401(k) Plan, as to which he disclaims beneficial ownership.

(7)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.

(8)	Includes 11,997 shares owned by Mr. Czeschin’s wife, as to which he disclaims beneficial ownership; also includes 308,924 shares that are pledged pursuant to a variable share pre-paid forward sale contract that expires February 15, 2007. Mr. Czeschin holds voting but not investment power as to such pledged shares.

(9)	Constitutes .3% of the outstanding Common Shares and entitles Mr. Czeschin to cast 1.6% of the total voting power.

(10)	Includes (i) 16,923 shares held of record or beneficially by the spouses of certain of these individuals, as to which beneficial ownership is disclaimed and (ii) 1,155 shares held as custodian for the benefit of children of such individuals.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Tables
     The following table sets forth certain information regarding the compensation of (i) our Chief Executive Officer and (ii) each of our four most highly compensated executive officers other than the Chief Executive Officer. In this proxy statement, we refer to these five executive officers as the “named officers.” Following this table is additional information regarding option grants and option exercises during 2005. For additional information on the compensation summarized below and other benefits, see “ — Compensation Committee Report.”
Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual
		Compensation			Awards		Payouts
						No. of	Long-Term
				Other	Restricted	Securities	Incentive
Name and Current Principal				Annual	Stock	Underlying	Plan	All Other
Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Payouts(3)	Compensation(4)
Glen F. Post, III Chairman of the Board	2005	$993,269	$774,750	$346,066	$1,953,900	200,000	$0	$150,212
and Chief Executive	2004	961,544	1,003,851	48,895	1,326,312	160,000	145,397	154,918
Officer	2003	904,846	1,064,099	37,950	0	320,000	200,466	131,463

Karen A. Puckett(5)	2005	576,696	380,619	276,573	734,800	75,000	0	82,385
President and Chief	2004	541,860	518,560	36,385	623,480	75,000	0	82,174
Operating Officer	2003	496,576	535,309	29,494	0	150,000	0	64,679

R. Stewart Ewing, Jr. Executive Vice	2005	518,012	279,726	175,773	611,220	62,500	0	67,906
President and Chief	2004	492,384	385,536	27,950	518,622	62,500	43,781	68,651
Financial Officer	2003	461,558	407,094	27,885	0	81,000	60,323	58,412

David D. Cole	2005	373,052	201,448	240,896	400,800	40,500	0	53,058
Senior Vice President—	2004	359,016	281,109	27,950	340,080	40,500	43,781	54,384
Operations Support	2003	345,734	304,938	27,885	0	81,000	60,323	46,886

Stacey W. Goff (6) Senior Vice President,	2005	336,596	181,762	113,743	400,800	40,500	0	43,140
General Counsel	2004	286,572	224,386	31,163	340,080	40,500	0	35,925
and Secretary	2003	180,423	159,403	25,038	0	79,000	0	23,131

(1)	The amounts shown in this column are comprised of (i) the payment of cash in lieu of previously-offered perquisites, (ii) reimbursements for the cost of an annual physical examination and related travel expenses, (iii) personal use of our aircraft and (iv) non-recurring reimbursements for a portion of the taxes associated with one-time accelerated lump-sum payments made in connection with the restructuring of our nonqualified deferred compensation plans described under “ — Compensation Committee Report — Restructuring of Nonqualified Plans,” in each case for and on behalf of the named officers as follows:

		Cash	Physical		Tax
Name	Year	Allowance	Exam	Aircraft Use	Reimbursements
Mr. Post	2005	$34,320	$—	$9,070	$302,676
	2004	34,320	1,975	12,600	—
	2003	34,320	1,710	1,920	—

Ms. Puckett	2005	27,950	1,842	4,225	242,556
	2004	27,950	—	8,435	—
	2003	27,885	1,609	—	—

Mr. Ewing	2005	27,950	2,697	—	145,126
	2004	27,950	—	—	—
	2003	27,885	—	—	—

Mr. Cole	2005	27,950	2,552	6,890	203,504
	2004	27,950	—	—	—
	2003	27,885	—	—	—

Mr. Goff	2005	27,950	—	1,170	84,623
	2004	27,950	2,303	910	—
	2003	23,958	—	1,080	—
(2)	The Restricted Stock shown for 2004 and 2005 was issued as a portion of the officers’ long-term incentive compensation awarded in the first quarter of each such year. All of the Restricted Stock shown for 2004 will vest on March 15, 2009, subject to accelerated vesting in certain events, including CenturyTel attaining certain targets relating to its 2006 financial performance. The Restricted Stock shown for 2005 will vest in equal installments over five years, with one-fifth of the shares vesting on March 15, 2006, 2007, 2008, 2009 and 2010. The chart below sets forth information as of December 31, 2005 regarding the named officers’ holdings of Restricted Stock (excluding for these purposes Restricted Stock outstanding on December 31, 2005 that vested in early 2006).

		Aggregate
	Shares of	Value at
	Restricted	December 31,
Name	Stock	2005
Mr. Post	93,600	$3,103,776
Ms. Puckett	39,600	1,313,136
Mr. Ewing	32,940	1,092,290
Mr. Cole	21,600	716,256
Mr. Goff	21,600	716,256
Dividends are paid currently with respect to all shares of Restricted Stock described above. For additional information regarding the foregoing, see “ — Compensation Committee Report.”
(3)	Reflects the value of Common Shares released or issued as a result of performance-based Restricted Stock and performance shares awarded to officers in 1998 and 1999 becoming vested or earned in early 2003 and 2004, respectively, based on the appreciation in the market value of the Common Shares during the preceding five-year period.
(4)	The amounts shown in this column are comprised of our (i) matching contributions to the 401(k) Plan, as supplemented by matching contributions under our Supplemental Dollars & Sense Plan, and (ii) contributions pursuant to the ESOP, valued as of December 31 of each respective year (as supplemented by contributions under a supplemental defined contribution plan that we recently terminated), in each case for and on behalf of the named officers as follows:

		401(k) Plan	ESOP
Name	Year	Contributions	Contributions
Mr. Post	2005	$70,327	$79,885
	2004	73,892	81,026
	2003	62,758	68,705

Ms. Puckett	2005	38,575	43,810
	2004	39,087	43,087
	2003	30,730	33,949

Mr. Ewing	2005	31,764	36,142
	2004	32,672	35,979
	2003	28,981	29,431

Mr. Cole	2005	26,892	26,166
	2004	27,826	26,558
	2003	24,051	22,835

Mr. Goff	2005	20,701	22,439
	2004	18,086	17,839
	2003	12,550	10,581
(5)	Ms. Puckett’s employment with us commenced on July 24, 2000.
(6)	We hired Mr. Goff in January 1998 and initially elected him as an officer in 2000.
Option Grants in Last Fiscal Year

					Potential Realizable Value of
					Options at Assumed Annual
					Rates of Stock Price
					Appreciation over Ten-Year
	Individual Grants				Option Term(2)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees	Exercise	Expiration
Name	Granted (1)	in 2005	Price	Date	(5%)	(10%)
Glen F. Post, III	200,000	20%	$33.40	2/17/15	$4,202,000	$10,646,000
Karen A. Puckett	75,000	7%	33.40	2/17/15	1,575,750	3,992,250
R. Stewart Ewing, Jr.	62,500	6%	33.40	2/17/15	1,313,125	3,326,875
David D. Cole	40,500	4%	33.40	2/17/15	850,905	2,155,815
Stacey W. Goff	40,500	4%	33.40	2/17/15	850,905	2,155,815
All Shareholders(3)	131,074,399	—	33.69	—	$2,777,466,515	$7,037,384,482

(1)	One-third of these options became exercisable on February 17, 2005, one-third became exercisable on February 17, 2006, and one-third will become exercisable on February 17, 2007.
(2)	Based on the Black-Scholes valuation methodology, we have established the fair value of these grants on February 17, 2005, the date of grant, to be $2,518,000 for Mr. Post’s options, $944,250 for Ms. Puckett’s options, $786,875 for Mr. Ewing’s options, $509,895 for Mr. Cole’s options and $509,895 for Mr. Goff’s options.
(3)	The amounts shown as potential realizable value for all shareholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of Common Shares, as of December 31, 2005, assuming a hypothetical option to acquire 131,074,399 Common Shares (the number of such shares outstanding as of such date) granted at $33.69 per share (the weighted average exercise price of all options granted in 2005) on February 17, 2005 and expiring on February 17, 2015, if the price of Common Shares appreciates at the rates shown in the table. We cannot assure you that the potential realizable values shown in the table will be achieved. We neither make nor endorse any prediction as to future stock performance.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	No. of
	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		in-the-Money Options at
	on	Value	Options at December 31, 2005		December 31, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Glen F. Post, III	199,229	$3,571,681	1,737,983	0	$6,211,146	0
Karen A. Puckett	120,001	978,014	469,999	0	1,319,644	0
R. Stewart Ewing, Jr.	59,616	1,323,529	453,000	0	1,190,630	0
David D. Cole	32,757	689,425	443,616	0	1,765,141	0
Stacey W. Goff	59,335	455,502	141,065	0	128,151	0
Compensation Committee Report
     General. The Board’s Compensation Committee monitors and approves the compensation of our executive officers, administers our incentive compensation programs, and performs other related tasks. The Committee is composed entirely of Board members who qualify as independent directors under our corporate governance guidelines and “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Through May 12, 2005, the Committee maintained an Incentive Awards Subcommittee composed entirely of Committee members who also qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which can be obtained in the manner described above under “Corporate Governance — Access to Information.”
     Compensation Objectives. During 2005, the Committee applied the following compensation objectives in connection with its deliberations:
•	compensating the executive officers with base salaries that are higher than those of similarly-situated executives at comparable companies, if justified by corporate and individual performance

•	providing a substantial portion of the executives’ compensation in the form of incentive compensation based principally upon our performance and secondarily upon the executives’ individual performance

•	encouraging team orientation, and

•	providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.
     In addition, to the extent that it is practicable and consistent with our executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of our officers. If compliance with Section 162(m) conflicts with the Committee’s compensation objectives or is contrary to the best interests of the shareholders, the Committee will pursue its objectives, regardless of the attendant tax implications. In 2004 and 2005, the Subcommittee granted Restricted Stock that does not qualify as performance-based compensation under Section 162(m).

     Overview of 2005 Compensation. As described further below, in 2005 we compensated our executives with:
•	salary

•	an annual cash incentive bonus

•	long-term incentive compensation in the form of grants of restricted stock and stock options, and

•	other benefits typically provided to executives of comparable companies, all as described further below.
For each such component of compensation, our compensation levels were compared with those of comparable companies.
     Over the past decade, the Committee has retained independent consulting firms every three years to conduct a detailed review of compensation philosophy, practices and programs, including the structure of our annual and long-term incentive compensation programs. During these triennial reviews, the Committee has typically sought to confirm that its philosophy and practices are comparable to those of similar companies and to establish the target amount of long-term incentive compensation to be granted to each executive officer during the upcoming three-year period. The Committee and its consultants have typically designed these long-term grants to have a value, determined under commonly-used valuation methodologies, commensurate with long-term incentive awards to similarly-situated executives at comparable companies. During the second and third year of each of these three-year periods, the Committee consults with its independent consultants to determine if changes to the Company’s three-year program are necessary or appropriate, and to establish the salary and annual incentive compensation payable to the executives for the upcoming year. Following deliberations with its independent consultants, the Committee approved a three-year officer compensation program in early 2005 covering 2005, 2006 and 2007.
     In connection with this triennial review, the Committee and its consulting firm compared our officer compensation to that of a national group of companies. This group included a number of telecommunications companies (including several of the peer companies referred to in our stock performance graph appearing elsewhere herein), but also included other companies similar to us.
     At least once a year, the Committee reviews all components of the executive officers’ compensation, including
•	current salary, bonus and long-term incentive compensation

•	realized and unrealized benefits from prior grants of stock options and restricted stock

•	the value of all perquisites and other personal benefits

•	accumulated benefits under our non-qualified deferred compensation programs

•	projected benefits under our defined benefits plans (including our supplemental executive retirement plan)

•	potential benefits under our change-in-control agreements.

The Committee also reviews the “internal pay equity” of our compensation among the executive officers, and between senior management and lower levels of management.
     Salary. The salary of the Chief Executive Officer and each other executive officer is based primarily on the officer’s level of responsibility and comparisons to prevailing salary levels for similar officers at comparable companies. Based upon survey data, recommendations of the Committee’s independent consulting firm and the Chief Executive Officer, and other considerations, the Committee in February 2005 increased the salary of the Chief Executive Officer by 2.6% to $1,000,000, and the salaries of each of the other named officers by between 4.0% to 5.7% (other than the General Counsel, whose salary was increased 16.7% to raise it to an amount closer to his peers at comparable companies). The Committee believes these 2005 raises were consistent with its primary objective of ensuring that the executive officers receive salaries in excess of median salaries of similarly-situated executives when warranted by corporate and individual performance. In early 2006, the Committee elected to hold the annual salary of the Chief Executive Officer at $1,000,000, and increased the annual salaries of the other named officers an additional 4.0% (other than the General Counsel, whose salary was increased 7.0%).
     Annual Incentive Bonus Programs. We maintain (i) a shareholder-approved short-term incentive program for certain of the executive officers and (ii) an annual incentive bonus program for other officers and managers. In connection with both of these bonus programs, the Compensation Committee, either directly or through its Incentive Awards Subcommittee, annually establishes target performance levels and the amount of bonus payable if these targets are met, which typically is defined in terms of a percentage of each officer’s salary. For 2005, the Committee recommended target bonuses ranging from 40% to 65% of each executive officer’s salary if the targets were met, with up to triple these amounts if the targets were substantially exceeded and no bonuses if certain minimum target performance levels were not attained. The target bonus payable to the Chief Executive Officer for 2005 performance was based solely upon CenturyTel attaining targeted levels of operating cash flow (weighted 50%), revenue (weighted 40%) and improved survey scores measuring our residential customers’ satisfaction with our services in 2005 (weighted 10%), subject to the “negative discretion” of the Committee to reduce the bonus payment. The bonuses payable to each other executive officer were based upon the same corporate performance goals established for the Chief Executive Officer, subject to the “negative discretion” of the Chief Executive Officer to reduce the bonus payment based on his assessment of the officer’s performance during 2005, including an assessment of the degree to which such officer attained his or her individual performance goals for 2005.
     Based on the Company’s 2005 performance, the Chief Executive Officer received a bonus equal to 78% of his 2005 salary. Applying the standards described above, each other named officer received a bonus between 54% and 66% of his or her 2005 salary. The Committee elected to pay these 2005 incentive bonuses in cash.
     Long-Term Equity Incentive Programs. Our current long-term incentive compensation programs authorize the Incentive Awards Subcommittee to grant stock options and various other stock-based incentives to key personnel. Among the Subcommittee’s central goals with respect to stock incentive awards is to strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align the executive officers’ financial interests with those of the shareholders and to attract and retain executive talent.
     Incentives granted under these programs become exercisable based upon criteria established by the Subcommittee. The Subcommittee generally determines the size of option grants based on the recipient’s responsibilities and duties, and on information furnished by the Subcommittee’s consultants regarding equity incentive practices among comparable companies. The Committee’s general philosophy is to provide long-term incentive compensation at the 50th percentile of that paid to similarly-situated officers at comparable companies. Since 2001, the Committee or Subcommittee has elected to award annual incentive grants as opposed to larger, multi-year grants.
     In early 2005, the Subcommittee awarded equity incentive grants for the first year of the three-year program developed and approved by the Committee and its independent advisors in 2005. Based on data compiled by the Committee’s consulting firm, the Subcommittee determined that the target amount of long-term compensation established during the 2005 triennial review process was consistent with its goal of granting long-term incentive awards commensurate with those paid to similarly-situated executives at comparable companies. The Subcommittee elected to pay these long-term incentive grants half in stock options and half in restricted stock, the terms of which are further described elsewhere herein.
     On December 14, 2005, the Compensation Committee accelerated the vesting of approximately 1.475 million unvested stock options outstanding under our management incentive compensation plans, effective as of December 31, 2005. The 709,646 unvested options held by our six executive officers had a weighted average exercise price of $30.35, and the closing price per Common Share on December 14, 2005 was $34.25. The Committee accelerated the vesting periods to eliminate our recognition of compensation expense under new accounting standards which took effect beginning in the first quarter of 2006. To offset unintended personal benefit to the executive officers, Common Shares received upon exercise of an accelerated option by an executive officer may not be sold or otherwise transferred prior to the expiration of the option’s original vesting period. For additional information, please see the Current Report on Form 8-K that we filed with the Securities and Exchange Commission on December 20, 2005.
     Restructuring of Nonqualified Plans. In 2004 Congress adopted Section 409A of the Internal Revenue Code, which significantly changed the taxation of nonqualified deferred compensation. During 2005 we undertook a comprehensive review of the impact of Section 409A on our nonqualified plans. Based on this review, in November 2005 the Compensation Committee approved a series of actions relating to our benefit plans, including amending several nonqualified plans to comply with Section 409A and transferring, or offering active participants the right to transfer, some or all of their accrued benefits under various nonqualified plans to qualified plans with similar purposes. The Compensation Committee also authorized the following:
•	Our Supplemental Defined Contribution Plan was terminated and the account balance of each participant was paid to him or her in cash, plus an additional amount calculated to place the participant in the same after-tax position as if the plan remained in effect and paid benefits as scheduled (which we sometimes refer to as a “tax assistance payment”).
•	With respect to our Supplemental Executive Retirement Plan, (i) active participants with accrued benefits eligible for transfer to a qualified plan were given the choice of transferring such benefits to a qualified plan or to a new 409A compliant nonqualified plan and (ii) participants with accrued benefits ineligible for transfer to a qualified plan were given the choice of retaining such benefits in the new 409A compliant plan or receiving a lump sum cash payment equal to the present value of the accrued benefit.

•	With respect to our Supplemental Dollars and Sense Plan, (i) active participants with balances eligible for transfer to a qualified plan were given the choice of receiving a cash payment of their account balance or transferring such balance to a qualified plan or to a new 409A compliant nonqualified plan and (ii) participants with account balances ineligible for transfer to a qualified plan were given the choice of transferring their account balances to the new 409A compliant plan or receiving a cash payment of their account balance, plus a tax assistance payment.

•	Our Outside Directors Retirement Plan was terminated and each participant received the cash payments described above under “Corporate Governance — Director Compensation.”
For information on tax assistance payments made in 2005 to our named officers in connection with these plan restructuring payments, please see the Summary Compensation Table appearing above.
     Perquisites. Since 1999, we have made cash payments to our officers in lieu of previously-offered perquisites.
     The officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.
     Under our aircraft usage policy, our Chief Executive Officer may use our aircraft for personal travel without reimbursing us, and each other executive officer may use our aircraft for up to $10,000 per year in personal travel without reimbursing us (calculated in accordance with applicable guidelines of the Securities and Exchange Commission). In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes.
     For more information on each of the items under this heading, see footnote 1 to the Summary Compensation Report appearing above.
     Other Benefits. We maintain certain broad-based employee benefit plans in which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the compensation on which benefits and contributions may be based. The Board has determined to have CenturyTel’s matching contribution under the 401(k) Plan invested in Common Shares so as to further align employees’ and shareholders’ financial interests. We also maintain the ESOP, which serves to further align employees’ and shareholders’ interests.
     Prior to the Sarbanes-Oxley Act of 2002, we funded supplemental life insurance benefits to our officers in excess of those generally afforded to employees. These benefits were provided pursuant to endorsement “split-dollar” insurance agreements between us and our officers. Under each of these agreements, CenturyTel and the officer’s beneficiaries shared the death benefits payable upon the officer’s death under a life insurance policy procured by us, with the beneficiaries receiving pre-retirement death benefits of four times the officer’s annual salary less group life insurance benefits (or post-retirement death benefits of two times the officer’s annual salary less group life insurance benefits), and CenturyTel receiving all remaining death benefits. In response to uncertainties as to whether these arrangements with executive officers violated the Sarbanes-Oxley Act, in mid-2002 we suspended the payment of further premiums under the “split-dollar” policies insuring the lives of its executive officers. In November 2003, the Compensation Committee approved restructured arrangements with the executive officers in order to alleviate such uncertainties, as well as potential adverse tax consequences of new tax regulations adopted in 2003. Under these restructured arrangements with each executive officer, we are authorized to (i) surrender the insurance policy insuring such officer in exchange for cash from the policy equal to the aggregate premiums we had previously paid to fund such policy, (ii) terminate our prior “split-dollar” insurance agreement with such officer and transfer ownership of the related policy to such officer, (iii) forfeit our right to receive death benefits under such related policy and (iv) adopt a new plan providing substitute supplemental life insurance benefits for the executive officers. This new plan, among other things, would obligate us to pay premiums on the executive officers’ respective insurance policies sufficient to provide the same death benefits available under the prior agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost and to receive related tax gross-up cash payments in amounts sufficient to compensate them for income and employment taxes incurred as a result of our premium payments. Implementation of these restructured arrangements was deferred principally to enable the officers to complete estate planning. Now that this is complete, we expect to implement these restructured arrangements and re-commence paying premiums in 2006.
     Additionally, we make available to our officers various defined benefit retirement plans (which are described below under “ – Pension Plans”), various nonqualified supplemental benefit plans (several of which we recently restructured as discussed under “- Restructuring of Nonqualified Plans”), and a disability salary continuation plan.
     Compensation of Chief Executive Officer. The criteria, standards and methodology used by the Committee and Subcommittee in reviewing and establishing the Chief Executive Officer’s salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. As discussed above under “— Salary,” based on its review of data compiled by the Committee’s independent consulting firm and other information, the Committee raised the annual salary of the Chief Executive Officer by 2.6% during 2005 to $1,000,000. The Chief Executive Officer also received a cash bonus of $774,750 for 2005 performance under the Company’s shareholder-approved short-term incentive plan. In addition, during 2005 the Chief Executive Officer was granted options to purchase 200,000 shares and

58,500 shares of Restricted Stock, as described further herein. As indicated above, the Committee elected in early 2006 to hold the salary of the Chief Executive Officer at $1,000,000.
Submitted by the Compensation Committee of the Board of Directors.
C. G. Melville, Jr. (Chairman) James B. Gardner Fred R. Nichols Jim D. Reppond*

*	Member of the Compensation Committee through May 12, 2005
Compensation Committee Interlocks and Insider Participation
     Jim D. Reppond served on the Compensation Committee through May 12, 2005. Mr. Reppond was an officer of CenturyTel prior to his retirement in 1996. Mr. Reppond did not serve as a member of the Committee’s Incentive Awards Subcommittee, which through May 12, 2005 administered our incentive compensation plans and programs and was comprised solely of Committee members who qualified as “outside directors” under Section 162(m) of the Internal Revenue Code (which we discuss above).
Pension Plans
     Supplemental Executive Retirement Plan. We maintain a Supplemental Executive Retirement Plan pursuant to which certain officers who have completed at least five years of service are generally entitled to receive a monthly payment upon attaining early or normal retirement age under the plan. The following table reflects the approximate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Supplemental Executive Retirement Plan assuming retirement at age 65. Early retirement may be taken at age 55 by any participant with ten or more years of service, with reduced benefits.

	Years of Service
Compensation	5	10	15	20	25
$400,000	$60,000	$120,000	$140,000	$160,000	$180,000
600,000	90,000	180,000	210,000	240,000	270,000
800,000	120,000	240,000	280,000	320,000	360,000
1,000,000	150,000	300,000	350,000	400,000	450,000
1,200,000	180,000	360,000	420,000	480,000	540,000
1,400,000	210,000	420,000	490,000	560,000	630,000
1,600,000	240,000	480,000	560,000	640,000	720,000
1,800,000	270,000	540,000	630,000	720,000	810,000
2,000,000	300,000	600,000	700,000	800,000	900,000
     The above table reflects the annual benefits payable upon normal retirement under the Supplemental Executive Retirement Plan assuming such benefits will be paid in the form of a monthly lifetime annuity and before reductions relating to the receipt of Social Security benefits as described below. The actual amount of an officer’s monthly payment under the Supplemental Executive Retirement Plan is equal to (i) 3% of the officer’s “average monthly compensation” (defined below) times the officer’s years of service during his first ten years with us plus (ii) 1% of the officer’s “average monthly compensation” times his years of service after his first ten years with us (up to a maximum of 15 additional years), minus (iii) 4% of his estimated monthly Social Security benefits times his years of service with us (up to a maximum of 25 years). Payments to retired officers under this formula are increased by 3% per year to reflect cost of living increases. “Average monthly compensation” means the officer’s average monthly compensation during the 36 consecutive month period within his last ten years of employment in which he received his highest compensation. Participants added to the plan after January 1, 2000 receive credit only for service while a plan participant.
     Under the Supplemental Executive Retirement Plan, the number of credited years of service at December 31, 2005 was 25 years for Mr. Post, five years for Ms. Puckett, 23 years for Mr. Ewing, 23 years for Mr. Cole and three years for Mr. Goff. The compensation upon which benefits are based under such plan is the aggregate amount of compensation reported for 2005 for each respective officer under the columns in the Summary Compensation Table appearing above that are entitled “Salary” and “Bonus.”
     In connection with the 2005 restructuring of our nonqualified plans, the Compensation Committee (i) authorized management to redesign the Supplemental Executive Retirement Plan during 2006 to integrate it with other qualified and nonqualified pension plans and (ii) authorized accelerated lump-sum payments of accrued benefits under this plan to our named officers in late 2005. For additional information, see “ — Compensation Committee Report — Restructuring of Nonqualified Plans” and the Summary Compensation Table appearing above.
     Broad-Based Defined Benefit Plan. We also maintain a qualified defined benefit plan pursuant to which most of our employees (including officers) who have completed at least five years of service are generally entitled to receive payments upon attaining early or normal retirement age under the plan. We also maintain a non-qualified defined benefit plan designed to pay supplemental retirement benefits to officers in amounts equal to the benefits that such officers would otherwise forego under our qualified defined benefit plan due to federal limitations or the amount of benefits payable to highly compensated participants of qualified plans.
     The following table reflects the approximate total annual retirement benefits that a participant with the indicated years of service and annual compensation level may expect to receive in the aggregate under our qualified and nonqualified defined benefit plans assuming retirement at age 65 during 2006. Upon attaining age 55, participants with at least five years of service may elect to receive reduced early retirement benefits.

	Years of Service
Compensation	5	10	15	20	25	30
$400,000	$19,000	$38,000	$56,000	$75,000	$94,000	$113,000
600,000	29,000	58,000	86,000	115,000	144,000	173,000
800,000	39,000	78,000	116,000	155,000	194,000	233,000
1,000,000	49,000	98,000	146,000	195,000	244,000	293,000
1,200,000	59,000	118,000	176,000	235,000	294,000	353,000
1,400,000	69,000	138,000	206,000	275,000	344,000	413,000
1,600,000	79,000	158,000	236,000	315,000	394,000	473,000
1,800,000	89,000	178,000	266,000	355,000	444,000	533,000
2,000,000	99,000	198,000	296,000	395,000	494,000	593,000
     The above table approximates the aggregate annual benefits payable under our qualified and nonqualified defined benefit plans assuming (in addition to the assumptions stated above) that such benefits will be paid in the form of a monthly lifetime annuity. The actual amount of a participant’s total monthly payment is equal to the sum of (i) the participant’s number of years of service under the qualified plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay plus (ii) the participant’s number of years of service under the nonqualified plan (up to a maximum of 30 years) multiplied by 0.5% of his final average pay in excess of his compensation subject to Social Security taxes (as determined by reference to tables published annually by the Internal Revenue Service). For these purposes, “final average pay” means the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation.
     Under our qualified and non-qualified defined benefit plans, each named officer other than Ms. Puckett began to receive credit for years of service on January 1, 1999. Ms. Puckett began receiving credit for years of service on July 24, 2000.
     Under our qualified and non-qualified defined benefit plans, the compensation upon which benefits are based is the aggregate amount reported for 2005 for each such officer under the columns in the Summary Compensation Table appearing above that are entitled “Salary” and “Bonus.”
     In connection with our 2005 restructuring of our nonqualified plans, we amended our nonqualified defined benefit plan to comply prospectively with Section 409A of the Internal Revenue Code and transferred accrued benefits for active participants of such nonqualified plan to our qualified defined benefit plan. For additional information, see “- Compensation Committee Report - Restructuring of Nonqualified Plans.”
Change-in-Control Arrangements
     We have agreements with each of our executive officers which entitle any such officer who is terminated without cause or resigns under certain specified circumstances within three years of any change in control of CenturyTel to (i) receive a lump sum cash severance payment equal to three times the sum of such officer’s annual salary and bonus, (ii) receive any such additional tax gross-up cash payments as may be necessary to compensate him or her for any federal excise taxes imposed upon contingent change in control payments and (iii) continue to receive certain welfare benefits for three years.
     Under the above-referenced agreements, a “change in control” of CenturyTel would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares or 30% or more of combined voting power of our voting securities, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyTel.
     In the event of a change in control of CenturyTel, our benefit plans provide, among other things, that all restrictions on outstanding restricted stock will lapse, all outstanding stock options will become fully exercisable, and post-retirement health and life insurance benefits will vest with respect to certain current and former employees. In addition, participants in the Supplemental Executive Retirement Plan who are terminated without cause or resign under certain specified circumstances within three years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years), determined in accordance with actuarial assumptions specified in the plan.
Performance Graph
     The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2000 to December 31, 2005, in each case assuming (i) the investment of $100 on January 1, 2001 at closing prices on December 31, 2000, and (ii) reinvestment of dividends.

	December 31,
	2000	2001	2002	2003	2004	2005
CenturyTel, Inc.	$100.00	$92.34	$83.31	$93.13	$102.02	$97.62
S&P500 Index	100.00	88.12	68.66	88.34	97.94	102.74
S&P Telecom Index(1)	100.00	90.58	63.05	62.96	71.61	63.37

(1)	The S&P Integrated Telecommunications Index consists of AT&T Corporation, BellSouth Corporation, CenturyTel, Inc., Citizens Communications Company, Qwest Communications International Inc. and Verizon Communications Inc. The index is publicly available.
Certain Transactions
     In exchange for legal services rendered to us in 2005, we paid fees of $737,905 to The Boles Law Firm, a law firm co-owned by William R. Boles, Jr. and his sister. Mr. Boles, a director of CenturyTel since 1992, is President and a director and practicing attorney with such firm, which has provided legal services to us since 1968.
     During 2005, we purchased $1,141,266 of electrical contracting services from a firm owned by Johnny Hebert, who served as a director of CenturyTel through May 12, 2005.
     During 2005, we paid $121,001 to a real estate firm owned by the brother of Harvey P. Perry, a director of CenturyTel. In exchange for such payments, such firm provided a variety of services with respect to numerous real estate transactions in several states, including locating and analyzing properties suitable for purchase or lease and negotiating purchase or lease terms with the land owners.
     During 2005, we paid Rhonda Woodard $107,949 in salary and bonus for serving as Director of Customer Service Centers. Ms. Woodard is the sister-in-law of David Cole, an executive officer of CenturyTel, and has been employed by us since 1991.
     During 2005, we paid Rickey Lowery approximately $83,802 in salary and bonus for serving as a lead database analyst technician. Mr. Lowery has been employed by us since 1989 and has been the son-in-law of Harvey P. Perry, a director of CenturyTel, since 1990.
     During 2005, we paid Martha Amman $87,885 in salary and bonus for serving as Manager, Employment and Staffing. Ms. Amman is the sister of Harvey P. Perry, a director of CenturyTel, and has been employed by us since 1998.
     During 2005, we paid H. Parnell Perry, Jr. $70,202 in salary and bonus for serving as a technician. Mr. Perry is the son of Harvey P. Perry, a director of CenturyTel, and has been employed by us since 1988.
     During 2005, we paid Dale Shields $64,610 in salary and bonus for serving as Manager of Risk and Safety. Mr. Shields is the son-in-law of R. L. Hargrove, Jr., who served as a director of CenturyTel through May 12, 2005. Mr. Shields has been employed by us since 1983.

Section 16(a) Beneficial Ownership Reporting Compliance
     The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2005, William R. Boles, Jr., filed late six Form 4 reports that disclosed total purchases of less than 50 Common Shares under the voluntary purchase program of our dividend reinvestment plan. In addition, Calvin Czeschin was delinquent in filing one Form 4 report reporting the cancellation of a forward sales contract and the creation of a replacement forward sales contract.
OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Annual Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum to organize the Annual Meeting.
     If a quorum to organize the Annual Meeting is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the nominees named herein are elected. Assuming a quorum to organize the Annual Meeting is present, the affirmative vote of the holders of a majority of the voting power present or represented at the Annual Meeting will be required to ratify the appointment of KPMG as our independent auditor for 2006. Shares as to which the proxy holders have been instructed to abstain from voting will be treated under the Company’s bylaws as not being present or represented for purposes of such vote, and will therefore not affect the outcome of the vote.
     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion with respect to the election of directors and the ratification of the appointment of the independent auditor. If brokers who do not receive voting instructions do not exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the Annual Meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the Annual Meeting but not present or cast with respect to considering such matter. Because the election of directors must be approved by plurality vote and ratification of the independent auditor must be approved by a majority of the voting power present or represented at the Annual Meeting, broker non-votes with respect to these matters will not affect the outcome of the voting.
     Voting Shares represented by all properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting. You may revoke your proxy at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Unless revoked, all properly executed proxies will be voted as specified and, if no specifications are made, will be voted in favor of the nominees and the ratification of the independent auditor.

     Management has not timely received any notice that a shareholder desires to present any matter for action at the Annual Meeting in accordance with our bylaws (which are described below), and is otherwise unaware of any matter for action by shareholders at the Annual Meeting other than the election of directors and the ratification of the appointment of the independent auditor. The enclosed proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.
Shareholder Nominations and Proposals
     In order to be eligible for inclusion in our 2007 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received at our principal executive offices by December 1, 2006, and must comply with applicable federal proxy rules. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 12, 2006 and February 10, 2007 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2007 annual meeting is more than 30 days earlier or later than May 11, 2007, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”
Annual Financial Report
     Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2005 that we filed with the Securities and Exchange Commission on March 16, 2006. We expect to mail a copy of our summary annual report for the year ended December 31, 2005 on or about the date that we mail this Proxy Statement to our shareholders.
     In connection with filing our Form 10-K report for the year ended December 31, 2005, our chief executive officer and chief financial officer made the certifications regarding our financial disclosures required under the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder. In addition, during 2005 our chief executive officer certified to the New York Stock Exchange that he was unaware of any violation by us of the New York Stock Exchange’s corporate governance listing standards.

     You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyTel, Inc., 100 CenturyTel Drive, Monroe, LA 71203, or by visiting our website at www.centurytel.com.
     Neither Appendix A nor our summary annual review is to be regarded as proxy soliciting material.

By Order of the Board of Directors

Stacey W. Goff
Secretary
Dated: March 31, 2006

APPENDIX A
to Proxy Statement
CenturyTel, Inc.
ANNUAL FINANCIAL STATEMENTS
And
REVIEW OF OPERATIONS

INDEX TO FINANCIAL INFORMATION
December 31, 2005
     The materials included in this Appendix A are excerpted from Items 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2005, which we filed with the Securities and Exchange Commission on March 16, 2006. Please see the Form 10-K for additional information about our business and operations.

Page
Management’s Discussion and Analysis of Financial Condition and Results of Operations	A-3
Financial Statements and Supplementary Data:
Report of Management	A-23
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	A-24
Report of Independent Registered Public Accounting Firm on Management’s Assessment of, and the Effective Operation of, Internal Controls over Financial Reporting	A-25
Consolidated Statements of Income	A-27
Consolidated Statements of Comprehensive Income	A-28
Consolidated Balance Sheets	A-29
Consolidated Statements of Cash Flows	A-30
Consolidated Statements of Stockholders’ Equity	A-31
Notes to Consolidated Financial Statements	A-32
Consolidated Quarterly Income Statement Information	A-56

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
Overview
     CenturyTel, Inc., together with its subsidiaries, is an integrated communications company engaged primarily in providing local exchange, long distance, Internet access and broadband services to customers in 26 states. We currently derive our revenues from providing (i) local exchange telephone services, (ii) network access services, (iii) long distance services, (iv) data services, which includes both digital subscriber line (“DSL”) and dial-up Internet services, as well as special access and private line services, (v) fiber transport, competitive local exchange and security monitoring services and (vi) other related services.
     We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services. Effective in the first quarter of 2004, as a result of our increased focus on integrated bundle offerings and the varied discount structures associated with such offerings, we determined that our results of operations would be more appropriately reported as a single reportable segment under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Therefore, the results of operations for 2005 and 2004 reflect the presentation of a single reportable segment. Results of operations for 2003 have been conformed to this presentation of a single reportable segment.
     During 2005, we acquired fiber assets in 16 metropolitan markets from KMC Telecom Holdings, Inc. (“KMC”) for approximately $75.5 million cash. During 2003, we also acquired fiber transport assets in five central U.S. states (which we operate under the name LightCore) for $55.2 million cash.
     Our results of operations in 2005 were adversely impacted as a result of (i) lower Universal Service Fund and intrastate access revenues, (ii) declines in access lines, (iii) incremental amortization and operating expenses related to our billing and customer care system and (iv) expenses associated with expanding our new satellite video and wireless service offerings. See below for additional information.
     Our net income for 2005 was $334.5 million, compared to $337.2 million during 2004 and $344.7 million during 2003. Diluted earnings per share for 2005 was $2.49 compared to $2.41 in 2004 and $2.35 in 2003. The increase in diluted earnings per share is attributable to lower average shares outstanding in 2005 compared to 2004 due to share repurchases that have occurred during the past two years. The diluted earnings per share calculation reflects the application of Emerging Issues Task Force No. 04-8 to all periods presented. See Note 12 of Notes to Consolidated Financial Statements for additional information.

Year ended December 31,	2005	2004	2003

	(Dollars, except per share amounts,
	and shares in thousands)
Operating income	$736,403	753,953	750,396
Interest expense	(201,801)	(211,051)	(226,751)
Income from unconsolidated cellular entity	4,910	7,067	6,160
Other income (expense)	(1,742)	(2,597)	2,154
Income tax expense	(203,291)	(210,128)	(187,252)

Net income	$334,479	337,244	344,707

Basic earnings per share	$2.55	2.45	2.40
Diluted earnings per share	$2.49	2.41	2.35

Average basic shares outstanding	130,841	137,215	143,583

Average diluted shares outstanding	136,087	142,144	148,779

     Operating income decreased $17.6 million in 2005 as a $71.9 million increase in operating revenues was more than offset by an $89.4 million increase in operating expenses. Operating income increased $3.6 million in 2004 as a $39.8 million increase in operating revenues was substantially offset by a $36.2 million increase in operating expenses.
     In addition to historical information, this management’s discussion and analysis includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; our ability to effectively manage our growth, including integrating newly-acquired businesses into our operations and hiring adequate numbers of qualified staff; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our ability to collect our receivables from financially troubled communications companies; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2005. We undertake no obligation to update any of our forward-looking statements for any reason.
Operating Revenues

Year ended December 31,	2005	2004	2003

	(Dollars in thousands)
Local service	$702,400	716,028	712,565
Network access	959,838	966,011	1,001,462
Long distance	189,872	186,997	173,884
Data	318,770	275,777	244,998
Fiber transport and CLEC	115,454	74,409	43,041
Other	192,918	188,150	191,660

Operating revenues	$2,479,252	2,407,372	2,367,610

     Local service revenues. We derive local service revenues by providing local exchange telephone services in our service areas. The $13.6 million (1.9%) decrease in local service revenues in 2005 is primarily due to (i) a $16.1 million decrease due a 3.3% decline in the average number of access lines served and (ii) a $7.5 million decline as a result of a decrease in minutes of use in extended area calling plans in certain areas. Such decreases were partially offset by (i) an $8.7 million increase due to our providing custom calling features to more customers and (ii) a $4.2 million increase due to the mandated implementation of extended area calling plans in certain areas. Of the $3.5 million (.5%) increase in local service revenues in 2004, $12.6 million was due to the provision of custom calling features to more customers, which was partially offset by an $8.4 million decrease due to a 2.2% decline in the average number of access lines served.
     Access lines declined 99,500 (4.3%) during 2005 compared to a decline of 62,500 (2.6%) in 2004. We believe the decline in the number of access lines during 2005 and 2004 is primarily due to the displacement of traditional wireline telephone services by other competitive services. Based on current conditions, we expect access lines to decline between 4.5% and 5.5% during 2006.
     Network access revenues. We derive our network access revenues primarily from (i) providing services to various carriers and customers in connection with the use of our facilities to originate and terminate their interstate and intrastate voice and data transmissions and (ii) receiving universal support funds which allows us to recover a portion of our costs under federal and state cost recovery mechanisms. Certain of our interstate network access revenues are based on tariffed access charges filed directly with the Federal Communications Commission (“FCC”); the remainder of such revenues are derived under revenue sharing arrangements with other local exchange carriers (“LECs”) administered by the National Exchange Carrier Association. Intrastate network access revenues are based on tariffed access charges filed with state regulatory agencies or are derived under revenue sharing arrangements with other LECs.

     Network access revenues decreased $6.2 million (0.6%) in 2005 and decreased $35.5 million (3.5%) in 2004 due to the following factors:

	2005	2004
	increase	increase
	(decrease)	(decrease)

	(Dollars in thousands)
Recovery from the federal Universal Service High Cost Loop support program	$(13,065)	(11,311)
Intrastate revenues due to decreased minutes of use and decreased access rates in certain states, net of increased recovery from state support funds	(13,392)	(26,798)
Partial recovery of increased operating costs through revenue sharing arrangements with other telephone companies, interstate access revenues and return on rate base	6,819	3,980
Rate changes in certain jurisdictions	(3,457)	5,052
Revision of prior year revenue settlement agreements	15,947	(3,690)
Other, net	975	(2,684)

	$(6,173)	(35,451)

     As indicated in the chart above, in 2005 we experienced a reduction in our intrastate revenues of approximately $13.4 million primarily due to (i) a reduction in intrastate minutes (partially due to the displacement of minutes by wireless, electronic mail and other optional calling services) and (ii) the mandated implementation of extended area calling plans in certain areas. The corresponding decrease in 2004 compared to 2003 was $26.8 million. We believe intrastate minutes will continue to decline in 2006, although the magnitude of such decrease is uncertain.
     Prior year revenue settlement agreements for 2005 included the recognition of approximately $35.9 million of revenue (of which $24.5 million was reflected in network access revenues and $11.4 million was reflected in data revenues) as the 2001/2002 monitoring period lapsed on September 30, 2005. See Critical Accounting Policies below and Note 17 for additional information. We do not expect to recognize this level of revenue related to prior year revenue settlement agreements in 2006.
     We anticipate our 2006 revenues from the federal Universal Service High Cost Loop support program will be approximately $8-12 million lower than 2005 levels due to increases in the nationwide average cost per loop factor used to allocate funds among all recipients.
     Long distance revenues. We derive our long distance revenues by providing retail long distance services to our customers. Long distance revenues increased $2.9 million (1.5%) and $13.1 million (7.5%) in 2005 and 2004, respectively. The $2.9 million increase in 2005 was primarily attributable to a 12.0% increase in the average number of long distance lines served and a 12.8% increase in minutes of use (aggregating $21.2 million), substantially offset by a decrease in the average rate we charged our customers ($16.5 million). The $13.1 million increase in 2004 was primarily attributable to a 14.9% increase in the average number of long distance lines served and a 15.3% increase in minutes of use (aggregating $21.7 million), partially offset by a decrease in the average rate we charged our customers ($9.2 million). We anticipate that increased competition and our current level of customer penetration will continue to place downward pressure on rates and slow the growth rate of the number of long distance lines served.
     Data revenues. We derive our data revenues primarily by providing Internet access services (both DSL and dial-up services) and data transmission services over special circuits and private lines. Data revenues increased $43.0 million (15.6%) in 2005 and $30.8 million (12.6%) in 2004. The $43.0 million increase in 2005 was primarily due to (i) a $24.8 million increase in Internet revenues due primarily to growth in the number of DSL customers, partially offset by a decrease in the number of dial-up customers, (ii) a $10.8 million increase in special access revenues due to an increase in the number of special circuits provided and an increase in the partial recovery of our increased operating expenses through revenue sharing arrangements with other telephone companies, and (iii) an $8.6 million increase in revenues related to prior year settlement agreements (the majority of which related to the revenue recorded in 2005 as the 2001/2002 monitoring period lapsed on September 30, 2005). We do not expect to recognize this level of revenue related to prior year revenue settlement agreements in 2006.
     The $30.8 million increase in 2004 was primarily due to (i) a $20.3 million increase in Internet revenues due primarily to growth in the number of DSL customers and (ii) an $11.3 million increase in special access revenues due to an increase in the number of special circuits provided and an increase in the partial recovery of our increased operating expenses through revenue sharing arrangements with other telephone companies.
     Fiber transport and CLEC. Our fiber transport and CLEC revenues include revenues from our fiber transport, competitive local exchange carrier (“CLEC”) and security monitoring businesses. Fiber transport and CLEC revenues increased $41.0 million (55.2%) in 2005, of which $27.7 million was due to revenue from the June 30, 2005 acquisition of fiber assets from KMC and $12.4 million was attributable to growth in the number of customers in our incumbent fiber transport business. Fiber transport and CLEC revenues increased $31.4 million (72.9%) in 2004, substantially all of which is attributable to our acquisitions of fiber transport assets (which are operated under the name LightCore) in June and December 2003.
     Other revenues. We derive other revenues primarily by (i) leasing, selling, installing and maintaining customer premise telecommunications equipment and wiring, (ii) providing billing and collection services for third parties, (iii) participating in the publication of local directories and (iv) offering our new video and wireless services. Other revenues increased $4.8 million (2.5%) during 2005 primarily due to a $4.5 million increase in directory revenues. Other revenues decreased $3.5 million (1.8%) during 2004 primarily due to a $3.4 million decrease in directory revenues due to the expiration of our rights to share in the revenues of yellow page directories published in certain markets acquired from Verizon in 2002.

Operating Expenses

Year ended December 31,	2005	2004	2003

	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization)	$821,929	755,413	739,210
Selling, general and administrative	388,989	397,102	374,352
Depreciation and amortization	531,931	500,904	503,652

Operating expenses	$1,742,849	1,653,419	1,617,214

     Cost of services and products. Cost of services and products increased $66.5 million (8.8%) in 2005 primarily due to (i) a $21.9 million increase in expenses incurred by the properties acquired from KMC in June 2005; (ii) a $16.4 million increase in expenses associated with our Internet operations primarily due to an increase in the number of DSL customers; (iii) a $10.6 million increase in costs associated with growth in our fiber transport business; (iv) a $9.0 million increase in salaries and benefits; (v) an $8.2 million increase in access expenses; (vi) a $5.3 million increase due to start-up costs associated with our new satellite video and wireless reseller services; and (vii) a $4.3 million increase in costs associated with growth in our long distance business. Such increases were partially offset by (i) a $3.9 million decrease in expenses caused by us settling certain pole attachment disputes in 2005 for amounts less than those previously accrued and (ii) a $3.4 million decrease in customer service expense.
     Cost of services and products increased $16.2 million (2.2%) in 2004 primarily due to (i) a $14.6 million increase in expenses associated with operating our fiber transport assets acquired in June and December 2003; (ii) an $8.5 million increase in expenses associated with our Internet operations due to an increase in the number of customers; (iii) a $7.8 million increase in customer service and retention related expenses; and (iv) a $6.0 million increase in plant operations expenses. Such increases were partially offset by a $13.8 million decrease in access expenses (which included a one-time credit of $3.1 million recorded in 2004) and a $9.2 million decrease in the cost of providing retail long distance service primarily due to a decrease in the average cost per minute of use and a decrease in circuit costs.
     Selling, general and administrative. Selling, general and administrative expenses decreased $8.1 million (2.0%) in 2005 primarily due to (i) a $12.4 million decrease in operating taxes (primarily due to an $8.6 million one-time charge in the third quarter of 2004); (ii) an $11.2 million reduction in bad debt expense, and (iii) a $4.6 million decrease in expenses attributable to our Sarbanes-Oxley internal controls compliance effort. Such decreases were partially offset by (i) $7.9 million of expenses incurred by the properties acquired from KMC; (ii) a $5.9 million increase in customer service and marketing costs associated with growth in our Internet business and (iii) a $2.8 million increase in sales and marketing costs associated with our new satellite video and wireless reseller services.
     Selling, general and administrative expenses increased $22.8 million (6.1%) in 2004 due to (i) a $9.0 million increase in marketing expenses; (ii) a $6.4 million increase in expenses attributable to our Sarbanes-Oxley internal controls compliance effort; (iii) a nonrecurring $5.0 million reduction in bad debt expense recorded in the first quarter of 2003 due to the partial recovery of amounts previously written off related to the bankruptcy of MCI

(formerly WorldCom); and (iv) a $4.3 million increase in expenses associated with operating our LightCore assets acquired in 2003. Such increases were partially offset by a $6.6 million decrease in bad debt expense (exclusive of the MCI recovery mentioned above).
     Depreciation and amortization. Depreciation and amortization increased $31.0 million (6.2%) in 2005. The year 2004 included a one-time reduction in depreciation expense of $13.2 million to adjust the balances of certain over-depreciated property, plant and equipment accounts. The remaining $17.8 million increase in 2005 is primarily due to (i) a $19.0 million increase due to higher levels of plant in service, (ii) a $6.1 million increase associated with amortization of our new billing system and (iii) a $2.8 million increase due to depreciation and amortization incurred by the properties acquired from KMC. Such increases were partially offset by (i) a $7.8 million reduction in depreciation expense due to certain assets becoming fully depreciated and (ii) the non-recurrence in 2005 of a $3.1 million one-time increase recorded in 2004 related to the depreciation of fixed assets associated with our new billing system.
     Depreciation and amortization decreased $2.7 million (.5%) in 2004. In addition to the $13.2 million reduction in depreciation expense mentioned above, depreciation expense for 2004 was also reduced by $8.4 million due to certain assets becoming fully depreciated. Such decreases were partially offset by a $16.7 million increase due to higher levels of plant in service, the above-mentioned $3.1 million one-time increase in 2004 related to depreciation of fixed assets related to our new billing system, and a $3.0 million increase in depreciation due to the assets acquired in connection with our LightCore operations.
     Other. For additional information regarding certain matters that have impacted or may impact our operations, see “Regulation and Competition.”
Interest Expense
     Interest expense decreased $9.3 million (4.4%) in 2005 compared to 2004 as a $16.1 million decrease due primarily to a decrease in average debt outstanding was partially offset by a $7.7 million increase due to higher average interest rates.
     Interest expense decreased $15.7 million (6.9%) in 2004 compared to 2003 partially due to $7.5 million of nonrecurring interest expense in 2003 associated with various operating tax audits. The remainder of the decrease was primarily due to a decrease in average debt outstanding.
Income from Unconsolidated Cellular Entity
     Income from unconsolidated cellular entity was $4.9 million in 2005, $7.1 million in 2004 and $6.2 million in 2003. Such income represents our share of income from our 49% interest in a cellular partnership.

Other Income (Expense)
     Other income (expense) includes the effects of certain items not directly related to our core operations, including interest income and allowance for funds used during construction. Other income (expense) was $(1.7 million) in 2005, $(2.6 million) in 2004 and $2.2 million in 2003. The years 2005 and 2004 were impacted by certain charges and credits that are not expected to occur in the future. Included in 2005 was (i) a $16.2 million pre-tax charge due to the impairment of a non-operating investment and (ii) a $4.8 million debt extinguishment expense related to purchasing and retiring approximately $400 million of Senior J notes. The year 2005 was favorably impacted by (i) $3.2 million of non-recurring interest income related to the settlement of various income tax audits; (ii) a $3.5 million gain from the sale of a non-operating investment and (iii) $3.9 million of higher interest income due to higher average cash balances. Included in 2004 was a $3.6 million prepayment expense paid in connection with the redemption of $100 million aggregate principal amount of our Series B senior notes in May 2004 and a $2.5 million charge related to the impairment of a non-operating investment.
Income Tax Expense
     Our effective income tax rate was 37.8%, 38.4% and 35.2% in 2005, 2004 and 2003, respectively. Income tax expense for 2005 was increased by $19.5 million as a result of increasing the valuation allowance related to net state operating loss carryforwards. This increase was primarily due to changes in state income tax laws and other factors which impacted the projections of future taxable income. This tax expense increase was more than offset by (i) a reduction of state income tax reserves ($11.6 million, net of federal income tax benefit); (ii) a reduction in our composite state income tax rate due to income being apportioned to states with lower state tax rates ($8.5 million); and (iii) the favorable settlement of various federal income tax audits ($1.3 million).
Accounting Pronouncements
     Over the last several years, we have elected to account for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focusing primarily on accounting for transactions in which an entity obtains employee services in exchange for the issuance of stock options. SFAS 123(R) requires us to measure the cost of the employee services received in exchange for an award of equity instruments based upon the fair value of the award on the grant date. Such cost will be recognized as an expense over the period during which the employee is required to provide service in exchange for the award. SFAS 123(R) is effective for all awards granted after its effective date of January 1, 2006. In accordance with SFAS 123(R), compensation cost is also recognized over the applicable remaining vesting period for any awards that are not fully vested as of the effective date. In order to eliminate the recognition of compensation expense related to outstanding awards that are not fully vested as of January 1, 2006, on December

14, 2005, the Compensation Committee of our Board of Directors approved accelerating the vesting of all unvested stock options outstanding (which totaled approximately 1.5 million options), effective December 31, 2005. As a result of accelerating the vesting of these options, we will avoid approximately $4.9 million of pre-tax compensation expense, of which approximately $4.1 million would have been recognized in 2006. We recognized approximately $156,000 of expense in the fourth quarter of 2005 as a result of accelerating the vesting of these options. We expect the adoption of SFAS 123(R) to decrease our diluted earnings per share by approximately $.02 to $.03 in 2006.
     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the book value of the long-lived asset. Although we generally have no legal obligation to remove obsolete assets, depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”), have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. For our telephone operations acquired from Verizon in 2002 (which are not subject to SFAS 71) and our other non-regulated operations, we have not accrued a liability for anticipated removal costs. For these reasons, the adoption of SFAS 143 did not have a material effect on our financial statements.
     On March 31, 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), an interpretation of SFAS 143. FIN 47, which was effective for fiscal years ending after December 15, 2005, clarifies that the recognition and measurement provisions of SFAS 143 apply to asset retirement obligations in which the timing or method of settlement may be conditional on a future event that may or may not be within control of the entity. We identified conditional asset retirement obligations for (i) asbestos removal in buildings, (ii) removal of underground storage tanks, (iii) our property located on public and private rights-of way and (iv) our property that is attached to poles owned by other utilities and municipalities. Due to a lack of historical experience from which to reasonably estimate a settlement date or range of settlement dates, we concluded that an asset retirement obligation associated with our property located on rights-of-way is indeterminate. We also concluded that our conditional asset retirement obligations related to the removal of asbestos, underground storage tanks and our property that is attached to other entities’ poles was immaterial to our financial condition and results of operations and therefore has not been recognized.
     In the fourth quarter of 2004, we adopted Emerging Issues Task Force No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share” (“EITF 04-8”). EITF 04-8 requires securities issuable under contingently convertible instruments be included in the diluted earnings per share calculation. Our $165 million Series K senior notes are convertible into common stock under various contingent circumstances, including the common stock attaining a specified trading price in excess of the notes’ fixed conversion price.

Beginning in the fourth quarter of 2004, our diluted earnings per share and diluted shares outstanding reflect the application of EITF 04-8. Prior periods have been restated to reflect this change in accounting.
Critical Accounting Policies
     Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate our estimates and assumptions including those related to (i) revenue recognition, (ii) allowance for doubtful accounts, (iii) pension and postretirement benefits, (iv) long-lived assets and (v) income taxes. Actual results may differ from these estimates and assumptions. We believe that certain critical accounting policies involve a higher degree of judgment or complexity, including those described below.
     Revenue recognition. Certain of our interstate network access and data revenues are based on tariffed access charges filed directly with the FCC; the remainder of such revenues is derived from revenue sharing arrangements with other LECs administered by the National Exchange Carrier Association. In the second quarter of 2004, we revised certain estimates for recognizing interstate revenues. Previously, we initially recognized interstate revenues at a rate of return lower than the authorized rate of return prescribed by the FCC to allow for potential decreases in demand or other factor changes which could decrease the achieved rate of return over the respective monitoring periods. As the monitoring periods progressed, we recorded additional revenues ratably up to the achieved rate of return. In the second quarter of 2004, we began generally recognizing such interstate network access revenues at the authorized rate of return, unless the actual achieved rate of return was lower than authorized.
     The Telecommunications Act of 1996 allows local exchange carriers to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Tariffs that have been “deemed lawful” in effect nullify an inter exchange carrier’s ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. Certain of our telephone subsidiaries file interstate tariffs directly with the FCC using this streamlined filing approach. Since July 2004, we have recognized billings from our tariffs as revenue since we believe such tariffs are “deemed lawful.” There is no assurance that our future tariff filings will be “deemed lawful.” For those tariffs that have not yet been “deemed lawful,” we initially recorded as a liability our earnings in excess of the authorized rate of return, and may thereafter recognize as revenue some or all of these amounts at the end of the applicable settlement period or as our legal entitlement thereto becomes more certain. We recorded approximately $35.9 million as revenue in the third quarter of 2005 as the settlement period related to the 2001/2002 monitoring period lapsed on September 30, 2005. The amount of our earnings in excess of the authorized rate of return reflected as a liability on the balance sheet as of December 31, 2005 for the 2003/2004 monitoring period aggregated approximately $31.5 million. The settlement period related to the 2003/2004 monitoring period lapses on September 30, 2007. We will continue to monitor the legal status of any proceedings that could impact our entitlement to these funds.

     Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount we ultimately expect to collect from customers and carriers. If circumstances change or economic conditions worsen such that our past collection experience is no longer relevant, our estimate of the recoverability of our accounts receivable could be further reduced from the levels reflected in our accompanying consolidated balance sheet.
     Pension and postretirement benefits. The amounts recognized in our financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining our pension and postretirement expense is the expected long-term rate of return on plan assets. For 2005 and 2004, we utilized an expected long-term rate of return on plan assets of 8.25%, which we believe reflects the expected long-term rates of return in the financial markets.
     Another assumption used in the determination of our pension and postretirement benefit plan obligations is the appropriate discount rate. Our discount rate at December 31, 2005 was 5.5% compared to 5.75% at December 31, 2004, which we believe is the appropriate rate at which the pension and postretirement benefits could be effectively settled. Such rates were determined based on a discounted cash flow analysis of our expected cash outflows of our benefit plans. A 25 basis point decrease in the assumed discount rate would increase annual pension expense approximately $1.8 million and increase annual postretirement expense approximately $900,000.
     Intangible and long-lived assets. We are subject to testing for impairment of long-lived assets under two accounting standards, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).
     SFAS 142 requires goodwill recorded in business combinations to be reviewed for impairment at least annually and requires write-downs only in periods in which the recorded amount of goodwill exceeds the fair value. Under SFAS 142, impairment of goodwill is tested by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using techniques such as multiples of earnings (before interest, taxes and depreciation and amortization). If the fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to its carrying value. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value. We completed the required annual test of goodwill impairment (as of September 30, 2005) under SFAS 142 and determined our goodwill is not impaired as of such date.

     Under SFAS 144, the carrying value of long-lived assets other than goodwill is reviewed for impairment whenever events or circumstances indicate that such carrying amount cannot be recoverable by assessing the recoverability of the carrying value through estimated undiscounted net cash flows expected to be generated by the assets. If the undiscounted net cash flows are less than the carrying value, an impairment loss would be measured as the excess of the carrying value of a long-lived asset over its fair value.
     Income taxes. We estimate our current and deferred income taxes based on our assessment of the future tax consequences of transactions that have been reflected in our financial statements or applicable tax returns. Actual income taxes paid could vary from these estimates due to future changes in income tax law or the resolution of audits by federal and state taxing authorities. We maintain income tax contingency reserves for potential assessments from the various taxing authorities. These reserves are estimated based on our judgment of the probable outcome of the tax contingencies and are adjusted periodically based on changing facts and circumstances. Changes to the tax contingency reserves could materially affect operating results in the period of change.
     For additional information on our critical accounting policies, see “Accounting Pronouncements” and “Regulation and Competition – Other Matters” below, and the footnotes to our consolidated financial statements included elsewhere herein.
Inflation
     Historically, we have mitigated the effects of increased costs by recovering over time certain costs applicable to our regulated telephone operations through the rate-making process. However, LECs operating over 60% of our total access lines are now governed by state alternative regulation plans, some of which restrict or delay our ability to recover increased costs. Additional future regulatory changes may further alter our ability to recover increased costs in our regulated operations. For the properties acquired from Verizon in 2002, which are regulated under price-cap regulation for interstate purposes, price changes are limited to the rate of inflation, minus a productivity offset. As operating expenses in our nonregulated lines of business increase as a result of inflation, we, to the extent permitted by competition, attempt to recover the costs by increasing prices for our services and equipment.
MARKET RISK
     We are exposed to market risk from changes in interest rates on our long-term debt obligations. We have estimated our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to a hypothetical adverse change in interest rates. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term financing markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

     At December 31, 2005, the fair value of our long-term debt was estimated to be $2.6 billion based on the overall weighted average rate of our long-term debt of 6.7% and an overall weighted maturity of 9 years compared to terms and rates available on such date in long-term financing markets. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 67 basis points in interest rates (ten percent of our overall weighted average borrowing rate). Such an increase in interest rates would result in approximately a $98.2 million decrease in the fair value of our long-term debt. As of December 31, 2005, after giving effect to interest rate swaps currently in place, approximately 81% of our long-term debt obligations were fixed rate.
     We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates. From time to time, we use derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. We periodically review our exposure to interest rate fluctuations and implement strategies to manage the exposure.
     At December 31, 2005, we had outstanding four fair value interest rate hedges associated with the full $500 million aggregate principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are “fixed to variable” interest rate swaps that effectively convert our fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate (“LIBOR”) plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. At December 31, 2005, we realized a rate under these hedges of 8.25% and for 2005 we realized an average interest rate of 7.80%. Interest expense was reduced by $386,000 during 2005 as a result of these hedges. The aggregate fair market value of these hedges was $17.6 million at December 31, 2005 and is reflected both as a liability and as a decrease in our underlying long-term debt on the December 31, 2005 balance sheet. With respect to these hedges, market risk is estimated as the potential change in the fair value of the hedge resulting from a hypothetical 10% increase in the forward rates used to determine the fair value. A hypothetical 10% increase in the forward rates would result in a $32.4 million decrease in the fair value of these hedges and would also increase our interest expense.
     As of December 31, 2004, we also had outstanding cash flow hedges that effectively locked in the interest rate on a majority of certain anticipated debt transactions that ultimately were completed in February 2005. We locked in the interest rate on (i) $100 million of 2.25 year debt (remarketed in February 2005) at 3.9%; (ii) $75 million of 10-year debt (issued in February 2005) at 5.4%; and (iii) $225 million of 10-year debt (issued in February 2005) at 5.5%. In February 2005, upon settlement of such hedges, we (i) received $366,000 related to the 2.25 year debt remarketing which is being amortized as a reduction of interest expense over the remaining term of the debt and (ii) paid $7.7 million related to the 10-year debt issuance which is being amortized as an increase in interest expense over the 10-year term of the debt.

LIQUIDITY AND CAPITAL RESOURCES
     Excluding cash used for acquisitions, we rely on cash provided by operations to provide for our cash needs. Our operations have historically provided a stable source of cash flow which has helped us continue our long-term program of capital improvements.
     Operating activities. Net cash provided by operating activities was $964.7 million, $955.8 million and $1.068 billion in 2005, 2004 and 2003, respectively. Our accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. For additional information relating to our operations, see “Results of Operations” above.
     Investing activities. Net cash used in investing activities was $481.4 million, $413.3 million and $464.6 million in 2005, 2004 and 2003, respectively. Cash used for acquisitions was $75.5 million in 2005 (due to the acquisition of fiber assets in 16 metropolitan markets from KMC Telecom Holdings, Inc.) and $86.2 million in 2003 (primarily due to the acquisitions of fiber transport assets and the acquisition of an additional 24.3% interest in a telephone company in which we now own a 100% interest). Capital expenditures during 2005, 2004 and 2003 were $414.9 million, $385.3 million and $377.9 million, respectively.
     Financing activities. Net cash used in financing activities was $491.7 million in 2005, $578.5 million in 2004 and $403.8 million in 2003. Payments of debt were $693.3 million in 2005 and $179.4 million in 2004. In accordance with previously announced stock repurchase programs, we repurchased 16.4 million shares (for $551.8 million) and 13.4 million shares (for $401.0 million) in 2005 and 2004, respectively. The 2005 repurchases include 12.9 million shares repurchased (for a total price of $437.5 million) under accelerated share repurchase agreements (see below and Note 8 to the accompanying financial statements for additional information).
     In February 2005, we remarketed substantially all of our $500 million of outstanding Series J senior notes due 2007 at an interest rate of 4.628%. We received no proceeds in connection with the remarketing as all proceeds were held in trust to secure the obligation of our equity unit holders to purchase common stock from us on May 16, 2005. In connection with the remarketing, we purchased and retired approximately $400 million of the notes, resulting in approximately $100 million remaining outstanding. We incurred a pre-tax charge of approximately $6 million in the first quarter of 2005 related to purchasing and retiring the notes. Proceeds to purchase such notes came from the February 2005 issuance of $350 million of 5% senior notes, Series M, due 2015 and cash on hand.
     On May 16, 2005, upon settlement of 15.9 million of our outstanding equity units, we received proceeds of approximately $398.2 million and issued approximately 12.9 million common shares. In late May 2005, we entered into accelerated share repurchase agreements with investment banks whereby we repurchased and retired 12.9 million shares of common stock for an initial aggregate price of $416.5 million, the proceeds of which came from the settlement of the equity units mentioned above and cash on hand. Under these agreements, the investment banks repurchased CenturyTel shares in the open market through December 2005. At the end of the repurchase period, we paid the investment banks a price adjustment in cash of approximately $21.0 million based principally upon the actual cost of the shares repurchased by the investment banks.

     Other. For 2006, we have budgeted $325 million for capital expenditures. We have invested significant amounts in our wireline network in the last several years and believe we are in a position to move closer to maintenance capital expenditure levels for the foreseeable future for our wireline operations. Our capital expenditure budget also includes amounts for expanding our new service offerings and expanding our data networks.
     As relief from the effects of Hurricane Katrina, certain of our affected subsidiaries were granted a deferral from making their remaining 2005 estimated federal tax payments until 2006. Accordingly, we made a payment of approximately $75 million in the first quarter of 2006 to satisfy our remaining 2005 estimated payments.
     We expect to receive approximately $120 million of cash on a pre-tax basis in the first half of 2006 from the redemption of our Rural Telephone Bank stock.
     On February 21, 2006, our board of directors approved a stock repurchase program authorizing us to repurchase up to $1.0 billion of our common stock and terminated the approximately $13 million remaining balance of our existing $200 million share repurchase program approved in February 2005. We repurchased the first $500 million of common stock through accelerated share repurchase agreements entered into with various investment banks, repurchasing and retiring approximately 14.36 million shares of common stock at an average initial price of $34.83 per share. We funded these agreements principally through borrowings under our $750 million credit facility and cash on hand. We expect to use cash generated from operations during 2006 to repay these borrowings. The investment banks are expected to repurchase an equivalent number of shares in the open market in the coming months. Once these repurchases are complete, we will receive or be required to pay a price adjustment (payable at our discretion in either shares or cash) based principally on the actual cost of the shares repurchased by the investment banks.
     The following table contains certain information concerning our material contractual obligations as of December 31, 2005.

	Payments due by period

Contractual						After
obligations	Total	2006		2007-2008	2009-2010	2010

	(Dollars in thousands)
Long-term debt, including current maturities and capital lease obligations (1)	$2,652,806	276,736	(2)	401,749	529,846	1,444,475

Interest on long- term debt obligations	$1,730,951	178,234		320,879	289,855	941,983

(1)	For additional information on the terms of our outstanding debt instruments, see Note 5 to the consolidated financial statements included in this report.

(2)	Includes $165 million aggregate principal amount of our convertible debentures, Series K, due 2032, which can be put to us at various dates beginning in 2006.

     We continually evaluate the possibility of acquiring additional communications operations and expect to continue our long-term strategy of pursuing the acquisition of attractively-priced communications properties in exchange for cash, securities or both. At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement. We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations. Approximately 4.1 million shares of our common stock and 200,000 shares of our preferred stock remain available for future issuance in connection with acquisitions under our acquisition shelf registration statement.
     During 2005, we secured a new five-year, $750 million revolving credit facility. Up to $150 million of the facility can be used for letters of credit, which reduces the amount available for other extensions of credit. The credit facility contains financial covenants that require us to meet a consolidated leverage ratio (as defined in the facility) not exceeding 4 to 1 and a minimum interest coverage ratio (as defined in the facility) of at least 1.5 to 1. The interest rate on revolving loans under the facility is based on our choice of several prevailing commercial lending rates plus an additional margin that varies depending on our credit ratings and aggregate borrowings under the facility. We must pay a quarterly commitment fee on the unutilized portion of the facility, the amount of which varies based on our credit ratings. As of December 31, 2005, we had no amounts outstanding under our new credit facility.
     As of December 31, 2005, our telephone subsidiaries also had available for use $115.9 million of commitments for long-term financing from the Rural Utilities Service. We have a commercial paper program that authorizes us to have outstanding up to $1.5 billion in commercial paper at any one time; however, borrowings are effectively limited to the amount available under our credit facility. As of December 31, 2005, we had no commercial paper outstanding under such program. We also have access to debt and equity capital markets, including our shelf registration statements. At December 31, 2005, we held over $158.8 million of cash and cash equivalents.
     Moody’s Investors Service (“Moody’s”) rates our long-term debt Baa2 (with a stable outlook) and Standard & Poor’s (“S&P”) rates our long-term debt BBB+ (subject to being on CreditWatch with negative implications). Moody’s affirmed its rating in early 2006 in connection with the announcement of our $1.0 billion stock repurchase program. In January 2006, S&P placed our debt rating on CreditWatch with negative implications, citing the continued loss of access lines in the wireline industry as a whole. Our commercial paper program is rated P2 by Moody’s and A2 by S&P. Any downgrade in our credit ratings will increase our borrowing costs and commitment fees under our $750 million revolving credit facility. Downgrades could also restrict our access to the capital markets, accelerate the conversion rights of holders of our outstanding convertible securities, increase our borrowing costs under new or replacement debt financings, or otherwise adversely affect the terms of future borrowings by, among other things, increasing the scope of our debt covenants and decreasing our financial or operating flexibility.

     The following table reflects our debt to total capitalization percentage and ratio of earnings to fixed charges and preferred stock dividends as of and for the years ended December 31:

	2005	2004	2003

Debt to total capitalization	42.3%	46.9	47.8
Ratio of earnings to fixed charges and preferred stock dividends*	3.60	3.57	3.33

*	For purposes of the chart above, “earnings” consist of income before income taxes and fixed charges, and “fixed charges” include our interest expense, including amortized debt issuance costs, and our preferred stock dividend costs.
REGULATION AND COMPETITION
     The communications industry continues to undergo various fundamental regulatory, legislative, competitive and technological changes. These changes may have a significant impact on the future financial performance of all communications companies.
     Events affecting the communications industry. Wireless telephone services increasingly constitute a significant source of competition with LEC services, especially since wireless carriers have begun to compete effectively on the basis of price with more traditional telephone services. As a result, some customers have chosen to completely forego use of traditional wireline phone service and instead rely solely on wireless service. We anticipate this trend will continue, particularly if wireless service providers continue to expand their coverage areas, reduce their rates, improve the quality of their services, and offer enhanced new services.
     In 1996, the United States Congress enacted the Telecommunications Act of 1996 (the “1996 Act”), which obligates LECs to permit competitors to interconnect their facilities to the LEC’s network and to take various other steps that are designed to promote competition. Under the 1996 Act’s rural telephone company exemption, approximately 50% of our telephone access lines are exempt from certain of these interconnection requirements unless and until the appropriate state regulatory commission overrides the exemption upon receipt from a competitor of a bona fide request meeting certain criteria.
     Prior to and since the enactment of the 1996 Act, the FCC and a number of state legislative and regulatory bodies have also taken steps to foster local exchange competition. Coincident with this recent movement toward increased competition has been the reduction of regulatory oversight of LECs. These cumulative changes, coupled with various technological developments, have led to the continued growth of various companies providing services that compete with LECs’ services.
     As mandated by the 1996 Act, in May 2001 the FCC modified its existing universal service support mechanism for rural telephone companies by adopting an interim mechanism for a five-year period, which ends June 30, 2006, based on embedded, or historical, costs that will provide predictable levels of support to rural local exchange carriers, including substantially all of our LECs. Wireless and other competitive service providers continue to seek eligible telecommunications carrier (“ETC”) status in order to be eligible to receive USF support, which, coupled with changes in usage of telecommunications services, have placed stresses on the USF’s funding mechanism. These developments have placed additional financial pressure on the amount of money that is necessary and available to provide support to all eligible service providers, including support payments we receive from the High Cost Loop support program. As a result of the continued increases in the nationwide average cost per loop factor used by the FCC to allocate funds among all recipients (caused by a decrease in the size of the High Cost Loop support program and changes in requests for support from the USF), we believe the aggregate level of payments we receive from the USF will continue to decline in the near term under the FCC’s current rules. Based on recent FCC filings, we anticipate our 2006 revenues from the USF High Cost Loop support program will be approximately $8-12 million lower than 2005 levels due to increases in the nationwide average cost per loop factor.
     On August 16, 2004, the FSJB released a notice requesting comments on the FCC’s current rules for the provision of high-cost support for rural companies, including comments on whether eligibility requirements should be amended in a manner that would adversely affect larger rural LECs such as us. In addition, the FCC has taken various other steps in anticipation of restructuring universal service support mechanisms and various parties have judicially challenged several aspects of the FCC’s universal service rules, all of which has created additional uncertainty regarding the USF’s programs, including opening a docket that will change the method of funding contributions. The FCC is expected to issue soon an order addressing a new type of contribution methodology. In the event that does not happen, we believe, but cannot assure you, that the FCC will likely extend the interim mechanism now in place before it lapses on June 30, 2006.
     Technological developments have led to the development of new services that compete with traditional LEC services. Technological improvements have enabled cable television companies to provide traditional circuit-switched telephone service over their cable networks, and several national cable companies have aggressively pursued this opportunity. Recently several large electric utilities have announced plans to offer communications services that compete with LECs. Recent improvements in the quality of “Voice-over-Internet Protocol” (“VoIP”) service have led several cable, Internet, data and other communications companies, as well as start-up companies, to substantially increase their offerings of VoIP service to business and residential customers. VoIP providers use existing broadband networks to deliver flat-rate, all distance calling plans that may offer features that cannot readily be provided by traditional LECs and may be priced below those currently charged for traditional local and long distance telephone services. Beginning in late 2003, the FCC initiated rulemaking proceedings to address the regulation of VoIP, and has adopted orders establishing some initial broad regulatory guidelines. There can be no assurance that future rulemaking will be on terms favorable to ILECs, or that VoIP providers will not successfully compete for our customers.
     In 2003, the FCC opened a broad intercarrier compensation proceeding with the ultimate goal of creating a uniform mechanism to be used by the entire telecommunications industry for payments between carriers originating, terminating, carrying or delivering telecommunications traffic. The FCC has received intercarrier compensation proposals from several industry groups, and in early 2005 solicited comments on all proposals previously submitted to it. Industry negotiations are continuing with the goal of developing a consensus plan that addresses the concerns of carriers from all industry segments. Until this proceeding concludes and the changes, if any, to the existing rules are established, we cannot estimate the impact this proceeding will have on our results of operations.

     Many cable, entertainment, technology or other communication companies that previously offered a limited range of services are now, like us, offering diversified bundles of services. As such, a growing number of companies are competing to serve the communications needs of the same customer base.
     Recent events affecting us. During the last few years, several states in which we have substantial operations took legislative or regulatory steps to further introduce competition into the LEC business. The number of companies which have requested authorization to provide local exchange service in our service areas has increased in recent years, especially in the markets acquired from Verizon in 2002 and 2000, and it is anticipated that similar action may be taken by others in the future.
     State alternative regulation plans recently adopted by certain of our LECs have also affected revenue growth recently. These alternative regulation plans now govern over 60% of our access lines.
     Certain long distance carriers continue to request that we reduce intrastate access tariffed rates for certain of its LECs. In addition, we have recently experienced reductions in intrastate traffic, partially due to the displacement of minutes by wireless, electronic mail and other optional calling services. In 2005 we incurred a reduction in our intrastate revenues of approximately $13.4 million compared to 2004 primarily due to these factors. The corresponding decrease in 2004 compared to 2003 was $26.8 million. We believe this trend of decreased intrastate minutes will continue in 2006, although the magnitude of such decrease is uncertain.
     While we expect our operating revenues in 2006 to continue to experience downward pressure primarily due to continued access line losses and reduced network access revenues, we expect such declines to be partially offset primarily due to increased demand for our fiber transport, DSL and other nonregulated product offerings (including our new video and wireless initiatives).
     For a more complete description of regulation and competition impacting our operations and various attendant risks, please see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2005.
     Other matters. Our regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We are monitoring the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future.
     Statement of Financial Accounting Standards No. 101, “Regulated Enterprises — Accounting for the Discontinuance of Application of FASB Statement No. 71” (“SFAS 101”), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by nonregulated enterprises. Depreciation rates of certain assets established by regulatory authorities for our telephone operations subject to SFAS 71 have historically included a component for removal costs in excess of the related estimated salvage value. Notwithstanding the adoption of SFAS 143, SFAS 71 requires us to continue to reflect this accumulated liability for removal costs in excess of salvage value even though there is no legal obligation to remove the assets. Therefore, we did not adopt the provisions of SFAS 143 for our telephone operations subject to SFAS 71. SFAS 101 further provides that the carrying amounts of property, plant and equipment are to be adjusted only to the extent the assets are impaired and that impairment shall be judged in the same manner as for nonregulated enterprises.
     Our consolidated balance sheet as of December 31, 2005 included regulatory assets of approximately $3.1 million (primarily deferred costs related to financing costs and regulatory proceedings) and regulatory liabilities of approximately $183.2 million related to estimated removal costs embedded in accumulated depreciation (as described above). Net deferred income tax assets related to the regulatory assets and liabilities quantified above were $68.3 million.
     When and if our regulated operations no longer qualify for the application of SFAS 71, we currently do not expect to record any impairment charge related to the carrying value of the property, plant and equipment of our regulated telephone operations. Additionally, upon the discontinuance of SFAS 71, we would be required to revise the lives of our property, plant and equipment to reflect the estimated useful lives of the assets. We currently do not expect such revisions in asset lives will have a material impact on our results of operations. For regulatory purposes, the accounting and reporting of our telephone subsidiaries will not be affected by the discontinued application of SFAS 71.
     We have certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 2005 have not been material, and we currently do not believe that such costs will become material.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management
The Shareholders
CenturyTel, Inc.:
     Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.
     Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).
     Management is responsible for establishing and maintaining adequate internal controls over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by KPMG LLP, as stated in their report which is included herein.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer
March 13, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited the accompanying consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
Shreveport, Louisiana
March 13, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CenturyTel, Inc.:
     We have audited management’s assessment, included in the accompanying Report of Management, that CenturyTel, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that CenturyTel, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, CenturyTel, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—

Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2005, and our report dated March 13, 2006 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Shreveport, Louisiana
March 13, 2006

CENTURYTEL, INC.
Consolidated Statements of Income

	Year ended December 31,
	2005	2004	2003
	(Dollars, except per share amounts,
	and shares in thousands)
OPERATING REVENUES	$2,479,252	2,407,372	2,367,610

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	821,929	755,413	739,210
Selling, general and administrative	388,989	397,102	374,352
Depreciation and amortization	531,931	500,904	503,652

Total operating expenses	1,742,849	1,653,419	1,617,214

OPERATING INCOME	736,403	753,953	750,396

OTHER INCOME (EXPENSE)
Interest expense	(201,801)	(211,051)	(226,751)
Income from unconsolidated cellular entity	4,910	7,067	6,160
Other income (expense)	(1,742)	(2,597)	2,154

Total other income (expense)	(198,633)	(206,581)	(218,437)

INCOME BEFORE INCOME TAX EXPENSE	537,770	547,372	531,959
Income tax expense	203,291	210,128	187,252

NET INCOME	$334,479	337,244	344,707

BASIC EARNINGS PER SHARE	$2.55	2.45	2.40

DILUTED EARNINGS PER SHARE	$2.49	2.41	2.35

DIVIDENDS PER COMMON SHARE	$.24	.23	.22

AVERAGE BASIC SHARES OUTSTANDING	130,841	137,215	143,583

AVERAGE DILUTED SHARES OUTSTANDING	136,087	142,144	148,779

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2005	2004	2003
	(Dollars in thousands)
NET INCOME	$334,479	337,244	344,707

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Minimum pension liability adjustment:
Minimum pension liability adjustment, net of $1,438, ($5,916) and $19,312 tax	2,307	(9,491)	35,864
Unrealized holding gain:
Unrealized holding gains related to marketable securities arising during the period, net of $165 and $940 tax	264	1,508	—
Derivative instruments:
Net losses on derivatives hedging variability of cash flows, net of ($2,606), ($219) and ($36) tax	(4,180)	(351)	(67)
Reclassification adjustment for losses included in net income, net of $202 and $487 tax	324	—	906

COMPREHENSIVE INCOME	$333,194	328,910	381,410

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Balance Sheets

	December 31,
	2005	2004
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$158,846	167,215
Accounts receivable
Customers, less allowance of $11,312 and $12,766	154,367	161,827
Interexchange carriers and other, less allowance of $10,409 and $8,421	82,347	70,753
Materials and supplies, at average cost	6,998	5,361
Other	20,458	14,691

Total current assets	423,016	419,847

NET PROPERTY, PLANT AND EQUIPMENT	3,304,486	3,341,401

GOODWILL AND OTHER ASSETS
Goodwill	3,432,649	3,433,864
Other	602,556	601,841

Total goodwill and other assets	4,035,205	4,035,705

TOTAL ASSETS	$7,762,707	7,796,953

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$276,736	249,617
Accounts payable	104,444	141,618
Accrued expenses and other current liabilities
Salaries and benefits	60,521	60,858
Income taxes	110,521	54,648
Other taxes	58,660	47,763
Interest	71,580	67,379
Other	14,851	18,875
Advance billings and customer deposits	48,917	50,860

Total current liabilities	746,230	691,618

LONG-TERM DEBT	2,376,070	2,762,019

DEFERRED CREDITS AND OTHER LIABILITIES	1,023,134	933,551

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value, authorized 350,000,000 shares, issued and outstanding 131,074,399 and 132,373,912 shares	131,074	132,374
Paid-in capital	129,806	222,205
Accumulated other comprehensive loss, net of tax	(9,619)	(8,334)
Retained earnings	3,358,162	3,055,545
Preferred stock — non-redeemable	7,850	7,975

Total stockholders’ equity	3,617,273	3,409,765

TOTAL LIABILITIES AND EQUITY	$7,762,707	7,796,953

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2005	2004	2003
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$334,479	337,244	344,707
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	531,931	500,904	503,652
Deferred income taxes	69,530	74,374	128,706
Income from unconsolidated cellular entity	(4,910)	(7,067)	(6,160)
Changes in current assets and current liabilities
Accounts receivable	(685)	2,937	37,980
Accounts payable	(37,174)	15,514	47,972
Accrued taxes	72,971	27,040	57,709
Other current assets and other current liabilities, net	(8,111)	12,831	17,323
Retirement benefits	(16,815)	26,954	(14,739)
(Increase) decrease in noncurrent assets	1,973	(34,740)	(42,880)
Increase (decrease) in other noncurrent liabilities	2,638	(6,220)	(6,151)
Other, net	18,912	6,060	(155)

Net cash provided by operating activities	964,739	955,831	1,067,964

INVESTING ACTIVITIES
Payments for property, plant and equipment	(414,872)	(385,316)	(377,939)
Acquisitions, net of cash acquired	(75,453)	(2,000)	(86,243)
Investment in debt security	—	(25,000)	—
Distributions from unconsolidated cellular entity	2,339	8,219	1,104
Other, net	6,594	(9,214)	(1,560)

Net cash used in investing activities	(481,392)	(413,311)	(464,638)

FINANCING ACTIVITIES
Payments of debt	(693,345)	(179,393)	(432,258)
Proceeds from issuance of debt	344,173	—	—
Repurchase of common stock	(551,759)	(401,013)	—
Settlement of equity units	398,164	—	—
Proceeds from issuance of common stock	50,374	29,485	33,980
Settlements of interest rate hedge contracts	(7,357)	—	22,315
Cash dividends	(31,862)	(31,861)	(32,017)
Other, net	(104)	4,296	4,174

Net cash used in financing activities	(491,716)	(578,486)	(403,806)

Net increase (decrease) in cash and cash equivalents	(8,369)	(35,966)	199,520
Cash and cash equivalents at beginning of year	167,215	203,181	3,661

CASH AND CASH EQUIVALENTS AT END OF YEAR	$158,846	167,215	203,181

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Consolidated Statements of Stockholders’ Equity

	Year ended December 31,
	2005	2004	2003
	(Dollars, except per share amounts,
	and shares in thousands)
COMMON STOCK
Balance at beginning of year	$132,374	144,364	142,956
Repurchase of common stock	(16,409)	(13,396)	—
Issuance of common stock upon settlement of equity units	12,881	—	—
Conversion of preferred stock into common stock	7	—	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	2,221	1,406	1,408

Balance at end of year	131,074	132,374	144,364

PAID-IN CAPITAL
Balance at beginning of year	222,205	576,515	537,804
Repurchase of common stock	(535,350)	(387,617)	—
Issuance of common stock upon settlement of equity units	385,283	—	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	48,153	28,079	32,572
Conversion of preferred stock into common stock	118	—	—
Amortization of unearned compensation and other	9,397	5,228	6,139

Balance at end of year	129,806	222,205	576,515

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX
Balance at beginning of year	(8,334)	—	(36,703)
Change in other comprehensive income (loss) (net of reclassification adjustment), net of tax	(1,285)	(8,334)	36,703

Balance at end of year	(9,619)	(8,334)	—

RETAINED EARNINGS
Balance at beginning of year	3,055,545	2,750,162	2,437,472
Net income	334,479	337,244	344,707
Cash dividends declared
Common stock — $.24, $.23 and $.22 per share	(31,466)	(31,462)	(31,618)
Preferred stock	(396)	(399)	(399)

Balance at end of year	3,358,162	3,055,545	2,750,162

UNEARNED ESOP SHARES
Balance at beginning of year	—	(500)	(1,500)
Release of ESOP shares	—	500	1,000

Balance at end of year	—	—	(500)

PREFERRED STOCK — NON-REDEEMABLE
Balance at beginning of year	7,975	7,975	7,975
Conversion of preferred stock into common stock	(125)	—	—

Balance at end of year	7,850	7,975	7,975

TOTAL STOCKHOLDERS’ EQUITY	$3,617,273	3,409,765	3,478,516

COMMON SHARES OUTSTANDING
Balance at beginning of year	132,374	144,364	142,956
Repurchase of common stock	(16,409)	(13,396)	—
Issuance of common stock upon settlement of equity units	12,881	—	—
Conversion of preferred stock into common stock	7	—	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	2,221	1,406	1,408

Balance at end of year	131,074	132,374	144,364

See accompanying notes to consolidated financial statements.

CENTURYTEL, INC.
Notes to Consolidated Financial Statements
December 31, 2005
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of consolidation — Our consolidated financial statements include the accounts of CenturyTel, Inc. and its majority-owned subsidiaries.
     Regulatory accounting — Our regulated telephone operations (except for the properties acquired from Verizon in 2002) are subject to the provisions of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS 71”). Actions by regulators can provide reasonable assurance of the recognition of an asset, reduce or eliminate the value of an asset and impose a liability on a regulated enterprise. Such regulatory assets and liabilities are required to be recorded and, accordingly, reflected in the balance sheet of an entity subject to SFAS 71. We are monitoring the ongoing applicability of SFAS 71 to our regulated telephone operations due to the changing regulatory, competitive and legislative environments, and it is possible that changes in regulation, legislation or competition or in the demand for regulated services or products could result in our telephone operations no longer being subject to SFAS 71 in the near future. Our consolidated balance sheet as of December 31, 2005 included regulatory assets of approximately $3.1 million (consisting primarily of deferred costs related to financing costs and regulatory proceedings) and regulatory liabilities of approximately $183.2 million related to estimated removal costs embedded in accumulated depreciation (as required to be recorded by regulators). Net deferred income tax assets related to the regulatory assets and liabilities quantified above were $68.3 million.
     Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
     Revenue recognition — Revenues are generally recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of advanced billings and customer deposits on our balance sheet and recognized as revenue over the period that the services are provided. Revenue that is billed in arrears includes nonrecurring network access services, nonrecurring local services and long distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.
     Certain of our telephone subsidiaries’ revenues are based on tariffed access charges filed directly with the Federal Communications Commission; the remainder of our telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on our estimates.
     Allowance for doubtful accounts. In evaluating the collectibility of our accounts receivable, we assess a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record both specific and general reserves for uncollectible accounts receivable to reduce the stated amount of applicable accounts receivable to the amount we ultimately expect to collect.
     Property, plant and equipment — Telephone plant is stated at original cost. Normal retirements of telephone plant are charged against accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of telephone plant is provided on the straight line method using class or overall group rates acceptable to regulatory authorities; such average rates range from 2% to 20%.
     Non-telephone property is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight line method over estimated service lives ranging from two to 35 years.
     Intangible assets — Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), requires goodwill recorded in a business combination to be reviewed for impairment and to be written down only in periods in which the recorded amount of goodwill exceeds its fair value. Impairment of goodwill is tested at least annually by comparing the fair value of the reporting unit to its carrying value (including goodwill). Estimates of the fair value of the reporting unit are based on valuation models using criterion such as multiples of earnings.
     Long-lived assets — Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (exclusive of goodwill) and also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.
     Affiliated transactions — Certain of our service subsidiaries provide installation and maintenance services, materials and supplies, and managerial, operational, technical, accounting and administrative services to subsidiaries. In addition, CenturyTel provides and bills management services to subsidiaries and in certain instances makes interest bearing advances to finance construction of plant and purchases of equipment. These transactions are recorded by our telephone subsidiaries at their cost to the extent permitted by regulatory authorities. Intercompany profit on transactions with regulated affiliates is limited to a reasonable return on investment and has not been eliminated in connection with consolidating the results of operations of CenturyTel and its subsidiaries. Intercompany profit on transactions with affiliates not subject to SFAS 71 has been eliminated.

     Income taxes — We file a consolidated federal income tax return with our eligible subsidiaries. We use the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
     Derivative financial instruments — We account for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. SFAS 133, as amended, requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them. On the date a derivative contract is entered into, we designate the derivative as either a fair value or cash flow hedge. A hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment is a fair value hedge. A hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability is a cash flow hedge. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we would discontinue hedge accounting prospectively. We recognize all derivatives on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or stockholders’ equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in the fair value or cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure.
     Earnings per share — Basic earnings per share amounts are determined on the basis of the weighted average number of common shares outstanding during the applicable accounting period. Diluted earnings per share gives effect to all potential dilutive common shares that were outstanding during the period. In the fourth quarter of 2004, we adopted the requirements of Emerging Issues Task Force No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” in calculating our diluted earnings per share. See Note 12 for additional information.
     Stock-based compensation — Over the past several years, we accounted for stock compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Options have been granted at a price either equal to or exceeding the then-current market price. Accordingly, we have not to date recognized compensation cost in connection with issuing stock options.
     During 2005 we granted 1,015,025 options at market price. The weighted average fair value of each of the 2005 options was estimated as of the date of grant to be $12.68 using an option-pricing model with the following assumptions: dividend yield — .7%; expected volatility — 30%; weighted average risk-free interest rate — 4.2%; and expected option life — seven years.
     During 2004 we granted 952,975 options at market price. The weighted average fair value of each of the 2004 options was estimated as of the date of grant to be $10.25 using an option-pricing model with the following assumptions: dividend yield — .7%; expected volatility — 30%; weighted average risk-free interest rate — 3.6%; and expected option life — seven years.
     During 2003 we granted 1,720,317 options at market price. The weighted average fair value of each of the 2003 options was estimated as of the date of grant to be $9.94 using an option-pricing model with the following assumptions: dividend yield — .7%; expected volatility — 30%; weighted average risk-free interest rate — 3.4%; and expected option life — seven years.
     If compensation cost for our options had been determined consistent with SFAS 123, our net income and earnings per share on a pro forma basis for 2005, 2004 and 2003 would have been as follows:

Year ended December 31,	2005	2004	2003
	(Dollars, except per share amounts,
	and shares in thousands)
Net income, as reported	$334,479	337,244	344,707
Add: Stock-based compensation expense reflected in net income, net of tax	96	—	—
Less: Total stock-based compensation expense determined under fair value based method, net of tax	(12,537)	(9,767)	(13,183)

Pro forma net income	$322,038	327,477	331,524

Basic earnings per share
As reported	$2.55	2.45	2.40
Pro forma	$2.46	2.38	2.31
Diluted earnings per share
As reported	$2.49	2.41	2.35
Pro forma	$2.40	2.34	2.26

     Beginning in the first quarter of 2006, we will adopt the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments” (“SFAS 123(R)”). SFAS 123(R) requires us to measure the cost of the employee services received in exchange for an award of equity instruments based upon the fair value of the award on the grant date. Such cost will be recognized as an expense over the period during which the employee is required to provide service in exchange for the award. In accordance with SFAS 123(R), compensation cost is also recognized over the applicable remaining vesting period for any outstanding awards that are not fully vested as of the effective date. On December 14, 2005, the Compensation Committee of our Board of Directors approved accelerating the vesting of all unvested stock options outstanding (which totaled approximately 1.5 million options) under our management incentive compensation plans, effective as of December 31, 2005. The Committee accelerated the vesting period to eliminate the recognition of compensation expense which would otherwise have been required by SFAS 123(R). The aggregate pre-tax compensation expense that we will avoid is approximately $4.9 million, of which approximately $4.1 million would have been recognized in 2006. The table above includes this $4.9 million amount as a pro forma compensation expense for 2005. We recognized approximately $156,000 of expense ($96,000 net of tax) in the fourth quarter of 2005 upon accelerating the vesting of all options outstanding.
     Cash equivalents — We consider short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.
(2) ACQUISITIONS
     On June 30, 2005, we acquired fiber assets in 16 metropolitan markets from KMC Telecom Holdings, Inc. (“KMC”) for approximately $75.5 million. The assets acquired and liabilities assumed have been reflected in our consolidated balance sheet based on a purchase price allocation determined by independent third parties. The vast majority of the purchase price was allocated to property, plant and equipment. See Note 3 for information concerning amounts allocated to certain intangible assets as a result of the KMC acquisition.
     In June and December 2003, we acquired certain fiber transport assets for an aggregate of $55.2 million cash (of which $3.8 million was paid as a deposit in 2002). In the fourth quarter of 2003, we purchased an additional 24.3% interest in a telephone company in which we owned a majority interest for $32.4 million cash.
     The results of operations of the acquired properties are included in our results of operations from and after the respective acquisition dates.
(3) GOODWILL AND OTHER ASSETS
     Goodwill and other assets at December 31, 2005 and 2004 were composed of the following:

December 31,	2005	2004
	(Dollars in thousands)
Goodwill	$3,432,649	3,433,864
Billing system development costs, less accumulated amortization of $14,899 and $4,652	193,579	202,349
Cash surrender value of life insurance contracts	94,801	93,792
Prepaid pension asset	73,360	46,800
Intangible assets not subject to amortization	36,690	35,300
Marketable securities	29,195	30,092
Deferred interest rate hedge contracts	25,624	28,435
Investment in debt security	21,611	21,013
Intangible assets subject to amortization
Customer base, less accumulated amortization of $5,349 and $3,756	19,745	18,944
Contract rights, less accumulated amortization of $1,861 and $465	2,326	3,722
Other	105,625	121,394

	$4,035,205	4,035,705

     As of September 30, 2005, we completed the required annual impairment test under SFAS 142 and determined our goodwill was not impaired.
     We recently implemented a new integrated billing and customer care system. We accounted for the costs to develop such system in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer

Software Developed or Obtained for Internal Use.” Aggregate capitalized costs (before accumulated amortization) totaled $207.0 million and is being amortized over a twenty-year period.
     In the third quarter of 2004, we entered into a three-year agreement with EchoStar Communications Corporation (“EchoStar”) to provide co-branded satellite television services to our customers. As part of the transaction, we invested $25 million in an EchoStar convertible subordinated debt security, which had a fair value at date of issuance of approximately $20.8 million and matures in 2011. The remaining $4.2 million paid was established as an intangible asset attributable to our contractual right to provide video service and is being amortized over a three-year period.
     In connection with the acquisitions of properties from Verizon Communications, Inc. (“Verizon”) in 2002, we assigned $35.3 million of the purchase price as an intangible asset associated with franchise costs (which includes amounts necessary to maintain eligibility to provide telecommunications services in its licensed service areas). In 2005, we assigned $1.4 million of the purchase price of our acquisition of KMC fiber assets as an intangible asset. Such assets have an indefinite life and therefore are not subject to amortization currently.
     We assigned $22.7 million of the purchase price to a customer base intangible asset in connection with the acquisitions of Verizon properties in 2002. In 2005, $2.4 million of the purchase price of our acquisition of KMC fiber assets was assigned to a customer base intangible asset. Such assets are being amortized over 15 years. In addition, as mentioned above, in 2004 we established an intangible asset related to the contractual rights to provide video service. Total amortization expense for these customer base and contractual right intangible assets for 2005, 2004 and 2003 was $3.0 million, $2.0 million and $1.5 million, respectively, and is expected to be $3.1 million in 2006, $2.6 million in 2007, and $1.7 million annually thereafter through 2010.
(4) PROPERTY, PLANT AND EQUIPMENT
     Net property, plant and equipment at December 31, 2005 and 2004 was composed of the following:

December 31,	2005	2004
	(Dollars in thousands)
Cable and wire	$4,123,805	3,948,784
Central office	2,532,034	2,385,406
General support	768,972	785,025
Fiber transport	188,451	150,098
Information origination/termination	59,838	56,428
Construction in progress	81,532	66,485
Other	46,745	38,791

	7,801,377	7,431,017
Accumulated depreciation	(4,496,891)	(4,089,616)

Net property, plant and equipment	$3,304,486	3,341,401

     Depreciation expense was $528.9 million, $498.9 million and $502.1 million in 2005, 2004 and 2003, respectively. The year 2004 included a reduction in depreciation expense of $13.2 million to adjust the balances of certain over-depreciated property, plant and equipment accounts.

(5) LONG-TERM DEBT
     Our long-term debt as of December 31, 2005 and 2004 was as follows:

December 31,	2005	2004
	(Dollars in thousands)
CenturyTel
Senior notes and debentures:
6.55% Series C	$—	50,000
7.20% Series D, due 2025	100,000	100,000
6.15% Series E	—	100,000
6.30% Series F, due 2008	240,000	240,000
6.875% Series G, due 2028	425,000	425,000
8.375% Series H, due 2010	500,000	500,000
6.02% Series J, due 2007	100,908	500,000
4.75% Series K, due 2032	165,000	165,000
7.875% Series L, due 2012	500,000	500,000
5.0% Series M, due 2015	350,000	—
Unamortized net discount	(6,578)	(3,919)
Net fair value of derivative instruments related to Series H and L senior notes	(3,929)	10,865
Other	39	79

Total CenturyTel	2,370,440	2,587,025

Subsidiaries
First mortgage debt
5.32%* notes, payable to agencies of the U. S. government and cooperative lending associations, due in installments through 2028	146,905	210,403
7.98% notes, due through 2016	4,700	4,964
Other debt
6.87%* unsecured medium-term notes, due through 2008	122,499	197,999
9.40%* notes, due in installments through 2028	4,931	6,187
5.53%* capital lease obligations, due through 2008	3,331	5,058

Total subsidiaries	282,366	424,611

Total long-term debt	2,652,806	3,011,636
Less current maturities	276,736	249,617

Long-term debt, excluding current maturities	$2,376,070	2,762,019

*	Weighted average interest rate at December 31, 2005
     The approximate annual debt maturities for the five years subsequent to December 31, 2005 are as follows: 2006 — $276.7 million (including $165 million aggregate principal amount of our convertible debentures, Series K, due 2032, which can be put to us at various dates beginning in 2006); 2007 — $121.1 million; 2008 — $280.6 million; 2009 — $15.6 million; and 2010 — $514.3 million.
     Certain of our loan agreements contain various restrictions, among which are limitations regarding issuance of additional debt, payment of cash dividends, reacquisition of capital stock and other matters. In addition, the transfer of funds from certain consolidated subsidiaries to CenturyTel is restricted by various loan agreements. Subsidiaries which have loans from government agencies and cooperative lending associations, or have issued first mortgage bonds, generally may not loan or advance any funds to CenturyTel, but may pay dividends if certain financial ratios are met. At December 31, 2005, restricted net assets of subsidiaries were $160.6 million and subsidiaries’ retained earnings in excess of amounts restricted by debt covenants totaled $1.9 billion. At December

31, 2005, approximately $2.6 billion of our consolidated retained earnings reflected on the balance sheet was available under our loan agreements for the declaration of dividends.
     The senior notes and debentures of CenturyTel referred to above were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon its property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of its assets to, any other party. The indenture does not contain any provisions that are tied to our credit ratings, or that restrict the issuance of new securities in the event of a material adverse change to us.
     Approximately 16% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.
     In May 2004, we prepaid all $100 million aggregate principal amount of our 8.25%, Series B notes, due 2024. We incurred a $4.6 million pre-tax expense (a $3.6 million prepayment premium and a $1.0 million write-off of unamortized deferred debt costs) in the second quarter of 2004 associated with this prepayment.
     In May 2002, we issued and sold in an underwritten public offering $500 million of equity units, each of which were priced at $25 and consisted initially of a beneficial interest in a CenturyTel senior unsecured note (Series J, due 2007 and remarketable in 2005) with a principal amount of $25 and a contract to purchase shares of CenturyTel common stock no later than May 2005. Each purchase contract generally required the holder to purchase between .6944 and .8741 of a share of CenturyTel common stock on May 16, 2005 in exchange for $25, subject to certain adjustments and exceptions.
     In February 2005, we remarketed substantially all of our $500 million of outstanding Series J senior notes due 2007 (the notes described above), at an interest rate of 4.628%. We received no proceeds in connection with the remarketing as all net proceeds were held in trust to secure the equity unit holders’ obligation to purchase common stock from us on May 16, 2005. In connection with the remarketing, we purchased and retired approximately $400 million of the notes, resulting in approximately $100 million remaining outstanding. We incurred a pre-tax charge of approximately $6.0 million in the first quarter of 2005 related to purchasing and retiring the notes. Proceeds to purchase such notes came from the February 2005 issuance of $350 million of 5% senior notes, Series M, due 2015 and cash on hand.
     Between April 15, 2005 and May 4, 2005, we repurchased and cancelled an aggregate of approximately 4.1 million of our equity units in privately-negotiated transactions with six institutional holders at an average price of $25.18 per unit. The remaining 15.9 million equity units outstanding on May 16, 2005 were settled in stock in accordance with the terms and conditions of the purchase contract that formed a part of such unit. Accordingly, on May 16, 2005, we received proceeds of approximately $398.2 million and issued approximately 12.9 million common shares in the aggregate. See Note 8 for information on our accelerated share repurchase program which mitigated the dilutive impact of issuing these 12.9 million shares.

     As of December 31, 2005, we had available a $750 million five-year revolving credit facility. We had no outstanding borrowings under our facility at December 31, 2005. At December 31, 2005, our telephone subsidiaries had available for use $115.9 million of commitments for long-term financing from the Rural Utilities Service.
     In the third quarter of 2002, we issued $165 million of convertible senior debentures, Series K, due 2032 (which bear interest at 4.75% and which may be converted under certain specified circumstances into shares of CenturyTel common stock at a conversion price of $40.455 per share). Holders of the convertible senior debentures will have the right to require us to purchase all or a portion of the debentures on August 1, 2006, August 1, 2010 and August 1, 2017. In each case, the purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. We will pay cash for all debentures so purchased on August 1, 2006. For any such purchases on or after August 1, 2010, we may choose to pay the purchase price in cash or shares of our common stock, or any combination thereof (except that we will pay any accrued and unpaid interest in cash).
(6) DERIVATIVE INSTRUMENTS
     In 2003, we entered into four separate fair value interest rate hedges associated with the full $500 million principal amount of our Series L senior notes, due 2012, that pay interest at a fixed rate of 7.875%. These hedges are “fixed to variable” interest rate swaps that effectively convert our fixed rate interest payment obligations under these notes into obligations to pay variable rates that range from the six-month London InterBank Offered Rate (“LIBOR”) plus 3.229% to the six-month LIBOR plus 3.67%, with settlement and rate reset dates occurring each six months through the expiration of the hedges in August 2012. As of December 31, 2005, we realized a weighted average interest rate of 8.25% related to these hedges. Interest expense was reduced by $386,000 during 2005 as a result of these hedges. The aggregate fair value of such hedges at December 31, 2005 was $17.6 million and is reflected on the accompanying balance sheet as both a liability (included in “Deferred credits and other liabilities”) and as a decrease to our underlying long-term debt.
     In late 2004 and early 2005, we entered into several cash flow hedges that effectively locked in the interest rate on a majority of certain anticipated debt transactions that we ultimately completed in February 2005. We locked in the interest rate on (i) $100 million of 2.25-year debt (remarketed in February 2005) at 3.9%; (ii) $75 million of 10-year debt (issued in February 2005) at 5.4%; and (iii) $225 million of 10-year debt (issued in February 2005) at 5.5%. In February 2005, upon settlement of such hedges, we (i) received $366,000 related to the 2.25-year debt remarketing, which is being amortized as a reduction of interest expense over the remaining term of the debt, and (ii) paid $7.7 million related to the 10-year debt issuance, which is being amortized as an increase in interest expense over the 10-year term of the debt.

(7) DEFERRED CREDITS AND OTHER LIABILITIES
     Deferred credits and other liabilities at December 31, 2005 and 2004 were composed of the following:

December 31,	2005	2004
	(Dollars in thousands)
Deferred federal and state income taxes	$670,420	601,757
Accrued postretirement benefit costs	241,153	232,546
Fair value of interest rate swap	17,645	6,283
Additional minimum pension liability	11,662	18,450
Minority interest	8,372	7,508
Other	73,882	67,007

	$1,023,134	933,551

(8) STOCKHOLDERS’ EQUITY
Common stock — Unissued shares of CenturyTel common stock were reserved as follows:

December 31,	2005
(In thousands)
Incentive compensation programs	11,037
Acquisitions	4,064
Employee stock purchase plan	4,637
Dividend reinvestment plan	334
Conversion of convertible preferred stock	428
Other employee benefit plans	2,224

22,724

     In accordance with previously announced stock repurchase programs, we repurchased 16.4 million shares (for $551.8 million) and 13.4 million shares (for $401.0 million) in 2005 and 2004, respectively. The 2005 repurchases included 12.9 million shares repurchased (for an initial price of $416.5 million) under accelerated share repurchase agreements (see below for additional information).
     In late May 2005, we entered into accelerated share repurchase agreements with three investment banks whereby we repurchased and retired approximately 12.9 million shares of our common stock for an aggregate of $416.5 million cash (or an initial average price of $32.34 per share). We funded this purchase using the proceeds received from the settlement of the equity units mentioned in Note 5 and from cash on hand. As part of the accelerated share repurchase transactions, we simultaneously entered into forward contracts with the investment banks whereby the investment banks purchased an aggregate of 12.9 million shares of our common stock during the term of the contracts. At the end of the repurchase period, we paid an aggregate of approximately $21.0 million cash to the investment banks since the investment banks’ weighted average purchase price during the repurchase period was higher than the initial average price. We reflected such settlement amount as an adjustment to equity.
     See Note 18 for information concerning a $1.0 billion share repurchase program approved by our board of directors in February 2006.

     Under CenturyTel’s Articles of Incorporation each share of common stock beneficially owned continuously by the same person since May 30, 1987 generally entitles the holder thereof to ten votes per share. All other shares entitle the holder to one vote per share. At December 31, 2005, the holders of 7.7 million shares of common stock were entitled to ten votes per share.
     Preferred stock — As of December 31, 2005, we had 2.0 million shares of authorized preferred stock, $25 par value per share. At December 31, 2005 and 2004, there were 314,000 and 319,000 shares, respectively, of outstanding convertible preferred stock. Holders of outstanding CenturyTel preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyTel’s liquidation and vote as a single class with the holders of common stock.
     Shareholders’ Rights Plan — In 1996 the Board of Directors declared a dividend of one preference share purchase right for each common share outstanding. Such rights become exercisable if and when a potential acquiror takes certain steps to acquire 15% or more of CenturyTel’s common stock. Upon the occurrence of such an acquisition, each right held by shareholders other than the acquiror may be exercised to receive that number of shares of common stock or other securities of CenturyTel (or, in certain situations, the acquiring company) which at the time of such transaction will have a market value of two times the exercise price of the right. Such plan expires in November 2006 and will be reconsidered for renewal by our Board of Directors.
(9) POSTRETIREMENT BENEFITS
     We sponsor health care plans (which use a December 31 measurement date) that provide postretirement benefits to all qualified retired employees.
     In May 2004, the Financial Accounting Standards Board issued Financial Statement Position FAS 106-2, which provides accounting guidance to sponsors of postretirement health care plans that are impacted by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). We believe that certain drug benefits offered under our postretirement health care plans will qualify for subsidy under Medicare Part D. In the third quarter of 2004, we estimated that the effect of the Act on us would not be material. We first reflected the effects of the Act as of the December 31, 2004 measurement date. As of this date, we estimated that the reduction in our accumulated benefit obligation attributable to prior service cost was approximately $7 million and reflected such amount as an actuarial gain.
     In 2005, in connection with negotiating certain union contracts, we amended certain retiree contribution and retirement eligibility provisions of our plan. In 2003, we announced changes, effective January 1, 2004, that (i) decreased our subsidization of benefits provided under our postretirement benefit plan for existing participants and (ii) eliminated our subsidization of benefits for employees hired after January 1, 2003.
     The following is a reconciliation of the beginning and ending balances for the benefit obligation and the plan assets.

December 31,	2005	2004	2003
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$305,720	311,421	253,762
Service cost	6,289	6,404	6,176
Interest cost	16,718	17,585	18,216
Participant contributions	1,637	1,362	1,199
Plan amendments	23,289	2,529	(34,597)
Actuarial (gain) loss	16,391	(18,185)	79,163
Benefits paid	(16,102)	(15,396)	(12,498)

Benefit obligation at end of year	$353,942	305,720	311,421

Change in plan assets
Fair value of plan assets at beginning of year	$29,570	29,877	28,697
Return on assets	1,440	2,377	4,479
Employer contributions	13,000	11,350	8,000
Participant contributions	1,637	1,362	1,199
Benefits paid	(16,102)	(15,396)	(12,498)

Fair value of plan assets at end of year	$29,545	29,570	29,877

     Net periodic postretirement benefit cost for 2005, 2004 and 2003 included the following components:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Service cost	$6,289	6,404	6,176
Interest cost	16,718	17,585	18,216
Expected return on plan assets	(2,440)	(2,465)	(2,367)
Amortization of unrecognized actuarial loss	2,916	3,611	1,731
Amortization of unrecognized prior service cost	(1,876)	(3,648)	(2,447)

Net periodic postretirement benefit cost	$21,607	21,487	21,309

     The following table sets forth the amounts recognized as liabilities for postretirement benefits at December 31, 2005, 2004 and 2003.

December 31,	2005	2004	2003
	(Dollars in thousands)
Benefit obligation	$(353,942)	(305,720)	(311,421)
Fair value of plan assets	29,545	29,570	29,877
Unamortized prior service cost	(1,726)	(26,891)	(33,068)
Unrecognized net actuarial loss	82,660	68,185	89,893

Accrued benefit cost	$(243,463)	(234,856)	(224,719)

     Assumptions used in accounting for postretirement benefits as of December 31, 2005 and 2004 were:

	2005	2004

Determination of benefit obligation
Discount rate	5.5%	5.75
Healthcare cost increase trend rates (Medical/Prescription Drug)
Following year	9.0%/14.0%	10.0/15.0
Rate to which the cost trend rate is assumed to decline (the ultimate cost trend rate)	5.0%/5.0%	5.0/5.0
Year that the rate reaches the ultimate cost trend rate	2010/2015	2010/2015

Determination of benefit cost
Discount rate	5.75%	6.0
Expected return on plan assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our postretirement benefit plan weighted-average asset allocations at December 31, 2005 and 2004 by asset category are as follows:

	2005	2004

Equity securities	60.2%	63.0
Debt securities	31.4	34.1
Other	8.4	2.9

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     Assumed health care cost trends have a significant effect on the amounts reported for postretirement benefit plans. A one-percentage-point change in assumed health care cost rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on annual total of service and interest cost components	$1,498	(1,428)
Effect on postretirement benefit obligation	$23,159	(21,736)

     We expect to contribute approximately $18 million to our postretirement benefit plan in 2006.

     Our estimated future projected benefit payments under our postretirement benefit plan are as follows:

	Before Medicare	Medicare	Net of
Year	Subsidy	Subsidy	Medicare Subsidy
	(Dollars in thousands)
2006	$18,500	(800)	17,700
2007	$20,700	(900)	19,800
2008	$22,900	(1,000)	21,900
2009	$24,400	(1,100)	23,300
2010	$26,000	(1,100)	24,900
2011-2015	$140,600	(6,100)	134,500
(10) DEFINED BENEFIT AND OTHER RETIREMENT PLANS
     We sponsor defined benefit pension plans for substantially all employees. We also sponsor a Supplemental Executive Retirement Plan to provide certain officers with supplemental retirement, death and disability benefits. We use a December 31 measurement date for our plans.
     The following is a reconciliation of the beginning and ending balances for the aggregate benefit obligation and the plan assets for our above-referenced defined benefit plans.

December 31,	2005	2004	2003
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$418,630	390,833	346,256
Service cost	15,332	14,175	12,840
Interest cost	23,992	23,156	23,617
Plan amendments	31	428	—
Settlements	—	—	(9,962)
Actuarial loss	28,016	16,304	46,221
Benefits paid	(25,402)	(26,266)	(28,139)

Benefit obligation at end of year	$460,599	418,630	390,833

Change in plan assets
Fair value of plan assets at beginning of year	$363,981	348,308	266,420
Return on plan assets	25,453	35,892	52,783
Employer contributions	43,335	6,047	50,437
Acquisitions	—	—	6,807
Benefits paid	(25,402)	(26,266)	(28,139)

Fair value of plan assets at end of year	$407,367	363,981	348,308

     At December 31, 2005 and 2004, our underfunded pension plans (meaning those with projected benefit obligations in excess of plan assets) had aggregate benefit obligations of $437.8 million and $172.0 million, respectively, and aggregate plan assets of $382.2 million and $109.0 million, respectively.

     Net periodic pension expense for 2005, 2004 and 2003 included the following components:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Service cost	$15,332	14,175	12,840
Interest cost	23,992	23,156	23,617
Expected return on plan assets	(29,225)	(28,195)	(22,065)
Settlements	—	1,093	2,233
Recognized net losses	6,328	5,525	7,214
Net amortization and deferral	289	279	397

Net periodic pension expense	$16,716	16,033	24,236

     The following table sets forth the combined plans’ funded status and amounts recognized in our consolidated balance sheet at December 31, 2005, 2004 and 2003.

December 31,	2005	2004	2003
	(Dollars in thousands)
Benefit obligation	$(460,599)	(418,630)	(390,833)
Fair value of plan assets	407,367	363,981	348,308
Unrecognized transition asset	(396)	(648)	(900)
Unamortized prior service cost	3,109	3,618	3,721
Unrecognized net actuarial loss	123,879	98,479	98,759

Prepaid pension cost	$73,360	46,800	59,055

     Our accumulated benefit obligation as of December 31, 2005 and 2004 was $392.3 million and $353.1 million, respectively.
     Amounts recognized on the balance sheet consist of:

December 31,	2005	2004	2003
	(Dollars in thousands)
Prepaid pension cost (reflected in Other Assets)	$73,360	46,800	59,055
Additional minimum pension liability (reflected in Deferred Credits and Other Liabilities)	(11,662)	(18,450)	—
Intangible asset (reflected in Other Assets)	—	3,043	—
Accumulated Other Comprehensive Loss	11,662	15,407	—

	$73,360	46,800	59,055

     Assumptions used in accounting for the pension plans as of December 2005 and 2004 were:

	2005	2004

Determination of benefit obligation
Discount rate	5.5%	5.75
Weighted average rate of compensation increase	4.0%	4.0

Determination of benefit cost
Discount rate	5.75%	6.0
Weighted average rate of compensation increase	4.0%	4.0
Expected long-term rate of return on assets	8.25%	8.25

     We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. We measure and monitor investment risk on an ongoing basis through annual liability measurements, periodic asset studies and periodic portfolio reviews.
     Our pension plans weighted-average asset allocations at December 31, 2005 and 2004 by asset category are as follows:

	2005	2004

Equity securities	69.5%	71.7
Debt securities	28.0	25.5
Other	2.5	2.8

Total	100.0%	100.0

     In determining the expected return on plan assets, we study historical markets and apply the widely-accepted capital market principle that assets with higher volatility and risk generate a greater return over the long term. We evaluate current market factors such as inflation and interest rates before determining long-term capital market assumptions. We also review peer data and historical returns to check for reasonableness.
     The amount of the 2006 contribution will be determined based on a number of factors, including the results of the 2006 actuarial valuation report. At this time, the amount of the 2006 contribution is not known.
     Our estimated future projected benefit payments under our defined benefit pension plans are as follows: 2006 — $22.8 million; 2007 — $24.1 million; 2008 — $26.9 million; 2009 — $29.0 million; 2010 — $31.2 million; and 2011-2015 — $190.8 million.
     We also sponsor an Employee Stock Ownership Plan (“ESOP”) which covers most employees with one year of service and is funded by our contributions determined annually by the Board of Directors. Our expense related to the ESOP during 2005, 2004 and 2003 was $7.3 million, $8.1 million, and $8.9 million, respectively. At December 31, 2005, the ESOP owned an aggregate of 6.0 million shares of CenturyTel common stock.
     We also sponsor qualified profit sharing plans pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plans”) which are available to substantially all employees. Our matching contributions to the 401(k) Plans were $9.5 million in 2005, $9.1 million in 2004 and $8.2 million in 2003.

(11) INCOME TAXES
     Income tax expense included in the Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003 was as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Federal
Current	$139,836	121,374	58,659
Deferred	35,499	59,973	118,600
State
Current	(6,075)	14,380	(113)
Deferred	34,031	14,401	10,106

	$203,291	210,128	187,252

     Income tax expense was allocated as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Income tax expense in the consolidated statements of income	$203,291	210,128	187,252
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(6,261)	(3,244)	(4,385)
Tax effect of the change in accumulated other comprehensive income (loss)	(801)	(5,195)	19,763

     The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

Year ended December 31,	2005	2004	2003
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0	35.0
State income taxes, net of federal income tax benefit	3.4	3.4	1.2
Other, net	(.6)	—	(1.0)

Effective income tax rate	37.8%	38.4	35.2

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 were as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deferred tax assets
Postretirement and pension benefit costs	$65,318	72,353
Regulatory support	383	12,509
Net state operating loss carryforwards	56,506	48,735
Other employee benefits	21,176	19,096
Other	42,274	31,593
Gross deferred tax assets	185,657	184,286
Less valuation allowance	(54,412)	(27,112)

Net deferred tax assets	131,245	157,174

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(334,011)	(340,175)
Goodwill	(447,850)	(394,832)
Deferred debt costs	(1,869)	(2,275)
Intercompany profits	(2,411)	(3,301)
Other	(15,524)	(18,348)

Gross deferred tax liabilities	(801,665)	(758,931)

Net deferred tax liability	$(670,420)	(601,757)

     We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2005, we had available tax benefits associated with net state operating loss carryforwards, which expire through 2025, of $56.5 million. The ultimate realization of the benefits of the carryforwards is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider our scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of such assessment, we reserved $54.4 million through the valuation allowance as of December 31, 2005 as it is more likely than not that this amount of net operating loss carryforwards will not be utilized prior to expiration. Income tax expense for 2005 was increased by $19.5 million as a result of increasing the valuation allowance related to net state operating loss carryforwards. This increase was primarily due to changes in state income tax laws and other factors which impacted the projections of future taxable income.
(12) EARNINGS PER SHARE
     In the fourth quarter of 2004, we adopted Emerging Issues Task Force No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share” (“EITF 04-8”). EITF 04-8 requires contingently convertible instruments be included in the diluted earnings per share calculation. Our $165 million Series K senior notes (issued in the third quarter of 2002) are convertible into approximately 4.1 million shares of common stock under various contingent circumstances, including the common stock attaining a specified trading price in excess of the notes’ fixed conversion price. Beginning in the fourth quarter of 2004, our diluted earnings per share and diluted shares outstanding reflect the application of EITF 04-8. Prior periods have been restated to reflect this change in accounting.
     In connection with calculating our diluted earnings per share for our accelerated share repurchase program discussed in Note 8, we assumed the accelerated share repurchase market price adjustment would be settled through our issuance of additional shares of common stock, which was allowed (at our discretion) in the agreement. Accordingly, the estimated shares issuable based on the fair value of the forward contract was included in the weighted average shares outstanding for the computation of diluted earnings per share.
     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

Year ended December 31,	2005	2004	2003
	(Dollars, except per share amounts,
	and shares in thousands)
Income (Numerator):
Net income	$334,479	337,244	344,707
Dividends applicable to preferred stock	(396)	(399)	(399)

Net income applicable to common stock for computing basic earnings per share	334,083	336,845	344,308
Interest on convertible debentures, net of tax	4,875	4,829	5,079
Dividends applicable to preferred stock	396	399	399

Net income as adjusted for purposes of computing diluted earnings per share	$339,354	342,073	349,786

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	131,044	137,225	143,673
Nonvested restricted stock	(203)	—	—
Employee Stock Ownership Plan shares not committed to be released	—	(10)	(90)

Weighted average number of shares outstanding during period for computing basic earnings per share	130,841	137,215	143,583
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	4,511	4,514	4,514
Shares issuable upon settlement of accelerated share repurchase agreements	378	—	—
Shares issuable under incentive compensation plans	357	415	682

Number of shares as adjusted for purposes of computing diluted earnings per share	136,087	142,144	148,779

Basic earnings per share	$2.55	2.45	2.40

Diluted earnings per share	$2.49	2.41	2.35

     The weighted average number of shares of common stock subject to issuance under outstanding options that were excluded from the computation of diluted earnings per share because the exercise price of the option was greater than the average market price of the common stock was 1.8 million for 2005, 2.4 million for 2004 and 2.6 million for 2003.
(13) STOCK OPTION PROGRAMS
     We currently maintain programs which allow the Board of Directors, through the Compensation Committee, to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options; stock appreciation rights; restricted stock; and performance shares. As of December 31, 2005, we had reserved 11.0 million shares of common stock which may be issued in connection with incentive awards made in the future under our current incentive compensation programs.

     Under our programs, options have been granted to employees and directors at a price either equal to or exceeding the then-current market price. All of the options expire ten years after the date of grant and the original vesting period ranged from immediate to three years. In December 2005, the Company approved accelerating the vesting of all unvested stock options outstanding, effective as of December 31, 2005. See Note 1 — Stock-Based Compensation, for additional information.
     Stock option transactions during 2005, 2004 and 2003 were as follows:

	Number	Average
	of options	price

Outstanding December 31, 2002	6,895,802	$27.95
Exercised	(1,059,414)	22.30
Granted	1,720,317	27.36
Forfeited	(822,133)	33.34

Outstanding December 31, 2003	6,734,572	28.14
Exercised	(827,486)	22.96
Granted	952,975	28.22
Forfeited	(146,503)	27.90

Outstanding December 31, 2004	6,713,558	28.79
Exercised	(1,664,625)	25.04
Granted	1,015,025	33.69
Forfeited	(68,500)	31.40

Outstanding December 31, 2005	5,995,458	30.63

Exercisable December 31, 2005	5,995,458	30.63

Exercisable December 31, 2004	4,686,177	28.71

     The following table summarizes certain information about our stock options at December 31, 2005.

Options outstanding (all of which are exercisable)
		Weighted average
Range of		remaining contractual	Weighted average
exercise prices	Number of options	life outstanding	exercise price
$ 13.33-13.50	173,166	1.1	$13.47
24.36-29.88	2,549,095	6.6	27.76
30.00-39.00	3,251,232	6.4	33.70
45.54-46.19	21,965	3.2	45.62

13.33-46.19	5,995,458	6.3	30.63

(14) SUPPLEMENTAL CASH FLOW DISCLOSURES
     The amount of interest actually paid, net of amounts capitalized of $2.8 million, $762,000 and $488,000 during 2005, 2004 and 2003, respectively, was $194.8 million, $207.2 million and $221.1 million during 2005, 2004 and 2003, respectively. Income taxes paid were $88.8 million in 2005, $129.9 million in 2004 and $91.6 million in 2003. Income tax refunds totaled $4.9 million in 2005, $8.9 million in 2004 and $85.7 million in 2003.

     We have consummated the acquisitions of various operations, along with certain other assets, during the three years ended December 31, 2005. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Property, plant and equipment, net	$66,450	—	46,390
Goodwill	—	5,274	21,743
Deferred credits and other liabilities	—	(3,381)	21,754
Other assets and liabilities, excluding cash and cash equivalents	9,003	107	(3,644)

Decrease in cash due to acquisitions	$75,453	2,000	86,243

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and estimated fair values of certain of our financial instruments at December 31, 2005 and 2004.

	Carrying	Fair
	Amount	value
	(Dollars in thousands)
December 31, 2005

Financial assets	$110,912	228,651	(2)

Financial liabilities
Long-term debt (including current maturities)	$2,652,806	2,648,843	(1)
Interest rate swaps	$17,645	17,645	(2)
Other	$48,917	48,917	(2)

December 31, 2004

Financial assets	$96,808	96,808	(2)

Financial liabilities
Long-term debt (including current maturities)	$3,011,636	3,132,041	(1)
Interest rate swaps	$6,283	6,283	(2)
Other	$50,860	50,860	(2)

(1)	Fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently available to us for similar debt.

(2)	Fair value was estimated by us to approximate carrying value or is based on current market information (see below for further information).
     Included in Financial Assets is our investment in stock of the Rural Telephone Bank (“RTB”). The RTB is currently in the process of dissolving and is expected to reimburse the holders of RTB stock in cash at par value (including accumulated earned stock dividends). The carrying value of our investment in RTB stock ($5.1 million) is reflected on the balance sheet on the cost basis and does not include the cumulative stock dividends earned. Upon dissolution of the RTB, we expect to receive approximately $120 million in cash in the first half of 2006. Such amount is included in the fair value disclosure in the above table.

     We believe the carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates the fair value due to the short maturity of these instruments and have not been reflected in the above table.
(16) BUSINESS SEGMENTS
     We are an integrated communications company engaged primarily in providing an array of communications services to our customers, including local exchange, long distance, Internet access and broadband services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services. Effective in the first quarter of 2004, as a result of our increased focus on integrated bundle offerings and the varied discount structures associated with such offerings, we determined that our results of operations would be more appropriately reported as a single reportable segment under the provisions of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Therefore, the results of operations for 2005 and 2004 reflect the presentation of a single reportable segment. Results of operations for 2003 have been conformed to this presentation of a single reportable segment.
     Our operating revenues for our products and services include the following components:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Local service	$702,400	716,028	712,565
Network access	959,838	966,011	1,001,462
Long distance	189,872	186,997	173,884
Data	318,770	275,777	244,998
Fiber transport and CLEC	115,454	74,409	43,041
Other	192,918	188,150	191,660

Total operating revenues	$2,479,252	2,407,372	2,367,610

     For a description of each of the sources of revenues, see Management’s Discussion and Analysis and Results of Operations — Operating Revenues.
     Interexchange carriers and other accounts receivable on the balance sheets are primarily amounts due from various long distance carriers, principally AT&T, and several large local exchange operating companies.
(17) COMMITMENTS AND CONTINGENCIES
     Construction expenditures and investments in vehicles, buildings and equipment during 2006 are estimated to be $325 million. We generally do not enter into firm, committed contracts for such activities.
     In Barbrasue Beattie and James Sovis, on behalf of themselves and all others similarly situated, v. CenturyTel, Inc., filed on October 28, 2002, in the United States District Court for the Eastern District of Michigan (Case No. 02-10277), the plaintiffs allege that we unjustly and unreasonably billed customers for inside wire maintenance services, and seek unspecified money damages and injunctive relief under various legal theories on behalf of a purported class of over two million customers in our telephone markets. On March 10, 2006, the Court certified the class action status of the suit and issued a ruling that the billing descriptions we used for these services during an approximately 18-month period between October 29, 2000 and May 2002 were legally insufficient. We plan to appeal this decision. The Court’s order does not specify the award of damages, the scope of which remains subject to significant fact finding. At this time, we cannot reasonably estimate the amount or range of possible loss; however, we believe it to be significantly below the level of revenues billed for such services during the above period. We do not believe that the ultimate outcome of this litigation will have a material adverse effect on our financial position or results of operations.
     The Telecommunications Act of 1996 allows local exchange carriers to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Tariffs that have been “deemed lawful” in effect nullify an interexchange carrier’s ability to seek refunds should the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. Certain of our telephone subsidiaries file interstate tariffs directly with the FCC using this streamlined filing approach. For those tariffs that have not yet been “deemed lawful,” we initially record as a liability our earnings in excess of the authorized rate of return, and may thereafter recognize as revenues some or all of these amounts at the end of the applicable settlement period as our legal entitlement thereto becomes more certain. We recorded approximately $35.9 million as revenue in the third quarter of 2005 as the settlement period related to the 2001/2002 monitoring period lapsed on September 30, 2005. We do not expect to recognize any revenue in 2006 associated with the expiration of a monitoring period as described herein. As of December 31, 2005, the amount of our earnings in excess of the authorized rate of return reflected as a liability on the balance sheet for the 2003/2004 monitoring period aggregated approximately $31.5 million. The settlement period related to 2003/2004 monitoring period lapses on September 30, 2007. We will continue to monitor the legal status of any proceedings that could impact our entitlement to these funds.
     From time to time, we are involved in other proceedings incidental to our business, including administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, occasional grievance hearings before labor regulatory agencies and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, we do not believe that the ultimate resolution of these other proceedings, after considering available insurance coverage, will have a material adverse effect on our financial position, results of operations or cash flows.
(18) SUBSEQUENT EVENTS
     On February 21, 2006, our board of directors approved a stock repurchase program authorizing us to repurchase up to $1.0 billion of our common stock and terminated the approximately $13 million remaining balance of our existing $200 million share repurchase program approved in February 2005. We repurchased the first $500 million of common stock through accelerated share repurchase agreements entered into with various investment banks, repurchasing and retiring approximately 14.36 million shares of common stock at an average initial price of $34.83 per share. We funded these agreements principally through borrowings under our $750 million credit facility and cash on hand. We expect to use cash generated from operations during 2006 to repay these borrowings. The investment banks are expected to repurchase an equivalent number of shares in the open market in the coming months. Once these repurchases are complete, we will receive or be required to pay a price adjustment (payable at our discretion in either shares or cash) based principally on the actual cost of the shares repurchased by the investment banks.
     On March 1, 2006 we reduced our workforce by approximately 275 jobs, or 4% of our workforce, due to increased competitive pressures and the loss of access lines over the last several years. We expect to incur a one-time pre-tax charge of approximately $7.6 million in the first quarter of 2006 in connection with the severance and related costs.
* * * * *

CENTURYTEL, INC.
Consolidated Quarterly Income Statement Information
(Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(Dollars in thousands, except per share amounts)
2005	(unaudited)

Operating revenues	$595,282	606,413	657,085	620,472
Operating income	$176,860	185,882	201,242	172,419
Net income	$79,616	85,118	91,411	78,334
Basic earnings per share	$.60	.65	.70	.60
Diluted earnings per share	$.59	.64	.68	.59

2004

Operating revenues	$593,704	603,555	603,879	606,234
Operating income	$183,557	189,911	190,869	189,616
Net income	$83,279	83,284	86,192	84,489
Basic earnings per share	$.58	.60	.64	.63
Diluted earnings per share	$.57	.59	.63	.62

2003

Operating revenues	$578,014	586,729	600,264	602,603
Operating income	$184,773	188,381	190,781	186,461
Net income	$83,919	87,367	90,979	82,442
Basic earnings per share	$.59	.61	.63	.57
Diluted earnings per share	$.58	.60	.62	.56
     The third quarter of 2005 included the following amounts presented on a pre-tax basis: (i) the recognition of $35.9 million of revenue as the settlement period related to the 2001/2002 monitoring period lapsed (see Note 17 for additional information); (ii) $5.8 million of expenses related to Hurricanes Katrina and Rita; (iii) a $9.9 million charge related to the impairment of a non-operating investment; and (iv) a $3.5 million gain on the sale of a separate non-operating investment.
     The fourth quarter of 2005 included a $6.3 million pre-tax charge related to the impairment of a non-operating investment.
     Diluted earnings per share for the fourth quarter of 2003 included a $.06 per share charge related to operating taxes, net of related revenue effect, and interest associated with various operating tax audits.
* * * * *

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Annual Meeting Proxy Card

A	To elect four Class III Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

		For	Withhold

	01 — Fred R. Nichols	☐	☐

	02 — Harvey P. Perry	☐	☐

	03 — Jim D. Reppond	☐	☐

	04 — Joseph R. Zimmel	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

				For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent auditor for 2006.			☐	☐	☐

3.	In their discretion to vote upon such other business as may properly come before the Meeting.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature 1 Please keep signature within the box

Signature 2 Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

0 0 8 7 2 6 2	1 U P X	C O Y	+

Proxy — CenturyTel, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyTel, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 11, 2006, and at any and all adjournments thereof (the “Meeting”).
The Board of Directors recommends that you vote FOR the nominees and the proposal listed on the reverse side hereof. In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services, LLC (the “Agent”) to cast in the manner designated on the reverse side hereof the number of votes allocable to the undersigned, if any, that are attributable to shares of the Company’s common stock held as of March 17, 2006 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of the votes attributable to your Voting Shares, including any held in the name of the Agent, will be voted as specified. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for the nominees and the proposal.
(Please See Reverse Side)